Exhibit 10.2

Execution Version

EQUITY PURCHASE AGREEMENT

by and among

HOLISTIC INDUSTRIES INC.

THE CANNABIST COMPANY HOLDINGS INC.,

COLUMBIA CARE OH LLC,

CORSA VERDE LLC,

CANNASCEND ALTERNATIVE, LLC,

CANNASCEND ALTERNATIVE LOGAN, L.L.C.,

GREEN LEAF MEDICAL OF OHIO II, LLC,

CC OH REALTY LLC,

COLUMBIA CARE LLC,

AND

GREEN LEAF MEDICAL OF OHIO III, LLC

Dated as of March 23, 2026

i

ii

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is entered into as of March 23, 2026, by and among (i) Holistic Industries Inc., a Delaware corporation (“Buyer”), (ii) Columbia Care OH LLC, an Ohio limited liability company (“CCO”), Corsa Verde LLC, an Ohio limited liability company (“CV”), Cannascend Alternative, LLC, an Ohio limited liability company (“CA”), Cannascend Alternative Logan, L.L.C., an Ohio limited liability company (“CAL”), CC OH Realty LLC, an Ohio limited liability company (“CCOH” and together with CCO, CV, CA, CAL, the “Columbia Care Subs”), Green Leaf Medical of Ohio II, LLC, an Ohio limited liability company (“Green Leaf Ohio” and together with Columbia Care Subs, the “Companies” and each, the “Company”), (iii) Columbia Care LLC, a Delaware limited liability company (“Columbia Care”), Green Leaf Medical of Ohio III, LLC, an Ohio limited liability company (“Green Leaf Medical”, together with Columbia Care, the “Members” and each, the “Member”), and (iv) The Cannabist Company Holdings Inc., a British Columbia corporation (“Cannabist”). Buyer, the Companies, the Members, and Cannabist are collectively referred to herein as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS, the Companies are engaged in the business of cultivating, producing, manufacturing, distributing and selling cannabis in the state of Ohio (the “Business”);

WHEREAS, Cannabist beneficially owns and holds of record all of the issued and outstanding equity, voting and economic interests of each Member;

WHEREAS, as of the date hereof, (i) Columbia Care beneficially owns and holds of record all of the issued and outstanding equity, voting and economic interests, calculated on a fully diluted basis, of each Columbia Care Sub (the “Columbia Care Sub Equity”) and (ii) Green Leaf Medical beneficially owns and holds of record all of the issued and outstanding equity interests, calculated on a fully diluted basis, of Green Leaf Ohio (the “Green Leaf Equity” and together with the Columbia Care Sub Equity, the “Equity”);

WHEREAS, Buyer desires to purchase from each Member, and each Member desires to sell to Buyer, all Equity owned by such Member;

WHEREAS, CA holds the following dual use dispensary licenses, (collectively, the “CA Licenses”) issued by the Ohio Division of Cannabis Control (“DCC”): (i) License No. CCD000050-00; (ii) License No. CCD000051-00; and (iii) License No. CCD000048-00;

WHEREAS, CAL holds a dual use dispensary license, License No. CCD000049-00 (the “CALLicense”) issued by the DCC;

WHEREAS, Green Leaf Ohio holds a dual use dispensary license, License No. CCD000052-00 (the "Green Leaf License”) issued by the DCC;

WHEREAS, CCO (i) holds the following operational licenses issued by the DCC: (X) dual use dispensary license, License No. CCD000231-00; (Y) dual use dispensary license, License No. CCD000162-00; and (Z) dual use cultivation license, License No. CCC000028-00 (collectively, the “Operational Licenses”); and (ii) has been awarded site control for a dual use dispensary license that, as of the date hereof, has not received its “provisional license” or “certificate of operation”  (each, as defined under Ohio Cannabis Laws (as defined below)) and remains non-operational (the “Non-Operational License” and, together with the Operational Licenses, the “CCO Licenses”);

WHEREAS, CV holds a dual use processor license, License No. CCP000025-00 (the “CV License” and together with the CA Licenses, CAL License, Green Leaf License and the CCO Licenses, the “Marijuana Permits”) issued by the DCC;

WHEREAS, (i) Cannabist and The Cannabis Company Holdings (Canada) Inc. intend to commence a proceeding (the “Canadian Proceeding”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) in respect of the Members and the Companies and (ii) Cannabist and/or one or more of its Affiliates intend to seek the Ohio Transaction Approval;

WHEREAS, subject to the approval of the Canadian Court and receipt of the Ohio Transaction Approval, the Parties have agreed to effectuate the Transactions (as defined herein) through a sale of the Equity in accordance with the terms and conditions of this Agreement; and

WHEREAS, Cannabist will derive substantial economic and other direct and indirect benefits from the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFININATIONS

Section 1.1          Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth below.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Buyer or its Affiliates, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the assets of the Companies, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the equity interests of any of the Companies, (c) transactions relating to the management and/or financing of any of the Companies that are outside the Ordinary Course of Business (except for the incurrence of debtor-in-possession or similar financing in compliance with the CCAA by Cannabist and/or its Affiliates as necessary to operate the business of Cannabist and its subsidiaries so long as the terms of such financing include a consent to the transactions contemplated by this Agreement and a covenant to unconditionally (other than a condition that the use of proceeds from the Closing be used to repay such financing) and irrevocably release the Companies from any such financing agreements and from any and all obligations and liabilities of the Companies with respect to such financing (including any Liens on the assets or equity interests of the Companies) upon the Closing), and/or (d) merger, consolidation, reorganization, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies, in each case, other than the transactions contemplated in this Agreement.

“Additional Location” means the retail location that is under development in the State of Ohio for which CCO holds the Non-Operational License.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Antitrust Claim” means any of (i) the matter captioned State of Ohio ex rel. Dave Yost, Attorney General of Ohio v. Ascend Wellness Holdings, Inc., et al., Case No.: 26 CV 001146, and/or (ii) any Proceeding or potential Proceeding, including without limitation, any private actions and/or class action lawsuits in any federal or state court, relating to any alleged antitrust violations by any Company prior to the Closing.

“Applicable Accounting Guidelines” means the methodologies and guidelines set forth on the Working Capital Schedule attached hereto.

“Average Monthly Net Revenue” means the aggregate Monthly Net Revenue for the Specified Dispensaries for all calendar months during the Average Monthly Net Revenue Period divided by the number of calendar months during the Average Monthly Net Revenue Period, prorated for any partial month.

“Average Monthly Net Revenue Period” means either (i) the period between the date that is five (5) months before the Closing Date and the Closing Date, or (ii) if the Closing Date is less than five (5) months after the date of this Agreement, then the period between the date of this Agreement and the Closing Date.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in New York, New York are required or authorized by Law to close or Cboe is not open for trading.

“Buyer Group” means Buyer and its subsidiaries and Affiliates (including, following the Closing, the Companies).

“Cannabist” has the meaning set forth in the preamble.

“Cash” means all cash (other than Restricted Cash) of the Companies determined in accordance with GAAP as of 12:01 a.m. Eastern Time on the Closing Date.

“Cboe” means Cboe Canada.

“Chapter 15 Court” means the court in which the Chapter 15 Proceeding is brought.

“Chapter 15 Proceeding” means any case commenced under chapter 15 of title 11 of the United States Code, 11 U.S.C. § 1501 et seq., in connection with or seeking recognition of the Canadian Proceeding in the United States.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies’ Knowledge” or “knowledge of the Companies” means the knowledge, after reasonable investigation, of David Hart, Jesse Channon, and Derek Watson.

“Company Group” means the Companies, the Members and Cannabist, or any of their respective Affiliates, or any one of them; provided, that, for the avoidance of doubt, in no event shall any noteholders of Cannabist be considered members of the Company Group.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of June 25, 2025, by and between Cannabist and Buyer.

“Contract” means any written or oral contract, lease, license, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or other comparable document.

 “Current Assets” means, the current assets (including current Tax assets, other than income Tax assets) of the Companies for the line items set forth in the Working Capital Schedule, each determined in accordance with the Applicable Accounting Guidelines.

 “Current Liabilities” means, the current liabilities (including current Tax liabilities other than income Tax liabilities) of the Companies for the line items set forth in the Working Capital Schedule, each determined in accordance with the Applicable Accounting Guidelines.

“Environmental Laws” means all Laws, and similar provisions having the force or effect of Law, all Permits and all contractual obligations concerning public health and safety, worker health and safety, or pollution or protection of the environment or natural resources, including with respect to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Companies, is or was (at any relevant time) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Locations” means the locations of the Companies set forth on Schedule 1.1(a).

“Federal Cannabis Laws” means any U.S. federal Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Final Closing Cash Payment” means an amount of cash equal to (a) $34,500,000 (subject to adjustment in accordance with Section 2.8), (b) plus Final Cash, (c) (i) plus, the amount, if any, that Final Working Capital is greater than Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than Target Working Capital in each case, determined in accordance with, and subject to, Section 2.4, (d) minus Final Indebtedness, (e) minus Final Transaction Expenses, and (f) minus the Additional Location Deposit.

“Fraud” means actual and intentional fraud under Delaware law by a Party to this Agreement with respect to the making of representations and warranties contained in this Agreement by such Person; provided that, actual and intentional fraud specifically excludes any statement, representation or omission made negligently or recklessly, equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, and any tort based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authorization), Section 3.3 (Capitalization), Section 3.12 (Brokerage), and Section 3.18 (Affiliated Transactions).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents”  means with respect to a particular Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter, trust and similar documents adopted or filed in connection with the creation, governance or management of the Person, (vi) all equityholders’ agreements, operating agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements and documents relating either to the creation, governance or management of such Person or to the rights, duties and obligations of such Person’s equityholders and (vii) all amendments or supplements to any of the foregoing.

“Governmental Entity” means any federal, state, county, city, town, municipal, local or foreign government authority, or any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government of the United States, or any other country, including any political subdivision, zoning authority, or regulatory authority thereof, and any department, court arbitrator, agency or official of any of the foregoing.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to standards of conduct or liability pursuant to Environmental Laws, including petroleum and any byproduct or derivative thereof, asbestos, polychlorinated biphenyls, urea formaldehyde, and per- and polyfluoroalkyl substances and any substance that is defined or regulated as hazardous or toxic or is corrosive, flammable, explosive, infectious, radioactive, or carcinogenic.

“Indebtedness” means, without duplication, the aggregate dollar amount of: (a) all indebtedness of the Companies for borrowed money, including all fees and interest accrued thereon, whether or not recorded as debt on the books and records of the Company; (b) all liabilities of the Companies evidenced by a note, bond, debenture or other debt security, including all interest accrued thereon; (c) all lease obligations of the Companies that under GAAP (excluding the impact of ASC 842) are required to be capitalized; (d) all liabilities under letters of credit, bankers’ acceptances or similar instruments; and (e) all liabilities of the Companies secured by a Lien on any assets of the Companies (other than Permitted Liens); (f) the cost to service any deferred revenue, (g) any deferred purchase price liabilities related to past acquisitions, (h) liabilities owed by the Companies to any Person with respect to any severance, bonus, incentive or deferred compensation arrangements, retiree welfare benefits, defined benefit plans, or pension plans, (i) the employer portion of any payroll or other employment Taxes that are attributable to any amounts described in clause (h) whether or not payable on the Closing Date, (j) all liabilities in connection with tenant improvements or other capital expenditure, (k) guarantees, pledges, or similar assurances by the Companies of the obligations described in clauses (a) through (j) above of any other Person, in each case, outstanding as of the Closing, (l) all liabilities arising from any breach of any of the foregoing, (m) for clauses (a) through (j), all accrued interest, fees, premiums, penalties, indemnities, costs, expenses and/or other amounts due in respect of any of the foregoing, and (n) any cash fees or penalties owed pursuant to any settlement agreement in respect of the Antitrust Claim entered into prior to the Closing in accordance with Section 5.1(ee) that remain unpaid as of the Closing; provided, that Indebtedness shall not include any Transaction Expenses, amounts included in Working Capital, or any Taxes.

“Indemnified Taxes” means Taxes of any Company for all Pre-Closing Tax Periods excluding Taxes to the extent (x) included in (a) Transaction Expenses paid and deposited as of the Closing Date, (b) Working Capital, or (c) the Member Prepared Returns or (y) that otherwise reduce the amount of the Purchase Price.

“Initial Closing Cash Payment” means an amount of cash equal to (a) $34,500,000 (subject to adjustment in accordance with Section 2.8), (b) plus Estimated Cash, (c) (i) plus, the amount, if any, that Estimated Working Capital is greater than Target Working Capital or (ii) minus the amount, if any, that Estimated Working Capital is less than Target Working Capital in each case, determined in accordance with, and subject to, Section 2.3, (d) minus Estimated Indebtedness, (e) minus Estimated Transaction Expenses, (f) minus the Additional Location Deposit.

“Insider” means an officer, director, manager, equityholder, employee or Affiliate of the Company Group (other than equityholders of Cannabist in their capacity as public company stockholders) or any natural person related by marriage or adoption to any such natural person or any entity in which any such Person owns any beneficial interest.

“Intellectual Property” means all worldwide: (a) patents, industrial designs, and utility models, and applications for any of the foregoing, and patentable subject matter, whether or not the subject of any application, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, and other source or business identifiers or designators of origin (all whether registered or not), all applications and registrations for any of the foregoing, all renewals and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) uniform resource locators, Internet domain names and numbers, social media accounts, websites and any registrations and applications for any of the foregoing; (d) works of authorship, copyrights, mask work rights, database rights, and design rights, all whether registered or unregistered, applications and registrations for any of the foregoing, renewals and extensions thereof, all moral rights associated with any of the foregoing, and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (e) computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof (collectively, “Software”); and (f) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Companies.

“January Monthly Net Revenue” means $2,337,516.72.

“Law” means any law, statute, regulation, ordinance, rule, common law, Order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, including state, federal and foreign criminal and civil laws and/or related regulations and the Ohio Cannabis Laws, but excluding Federal Cannabis Laws.

“Leased Real Property” means all leasehold, subleasehold, licensed estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Companies.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on any Leased Real Property which are owned or leased by Companies, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the lease for such Leased Real Property.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), security interest, encumbrance, charge (including any charge or encumbrance arising pursuant to or granted by any Order of the Canadian Court), easement, right-of-way, encroachment, covenant, condition, restriction, or any other title defect, option, right of first refusal, right of first offer or restriction on transfer, use, voting, receipt of income or distribution or any other attribute of ownership.

“Loss” or “Losses” means any loss, liability, damage, contingency, judgment, fine, penalty, deficiency, claim, demand, including any loss of benefit and the reasonable fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other amounts paid in respect of the investigation, defense, assertion, prosecution, or settlement of any claim or the enforcement of any rights under this Agreement, including the fees, costs and expenses incurred in respect of any audit, examination or controversy.

“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; or (b) virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data.

“Material Adverse Effect” means any event, circumstance, state of facts, change or development, effect, condition or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, properties, assets (whether tangible or intangible), Marijuana Permits, liabilities (including contingent liabilities), condition (financial or otherwise), results of operations of the Companies or that would reasonably be expected to, directly or indirectly, prevent or materially impair or delay the ability of the Companies, the Members or Cannabist to perform their obligations under this Agreement or any of the other Transaction Agreements, provided, however, that “Material Adverse Effect” shall not include any state of facts, change, development, event, effect, circumstance, condition, or occurrence directly or indirectly arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies operate; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation, or interpretation thereof; (vi) any natural or man-made disaster, acts of God or pandemic; (vii) any change resulting from compliance with the terms of, or any actions taken (or not taken) by any Party pursuant to or in accordance with, this Agreement; (viii) the announcement, pendency, or completion of the transactions contemplated by this Agreement; or (ix) any change resulting from the filing or pendency of the Canadian Proceeding or the Chapter 15 Proceeding, action taken in connection with the Canadian Proceeding or the Chapter 15 Proceeding, or any reasonably anticipated effect of any such filing, pendency or actions, or from any action approved by the Canadian Court or the Chapter 15 Court, except in the case of clause (ii) through (vi) of the foregoing, to the extent such event, occurrence, fact, condition or change has had or would be reasonably expected to have a disproportionate impact on the Companies compared to other participants engaged in the industry in which the Companies operate.

“Member Retained Names” means all Trademarks incorporating “Cannabist”, “Columbia Care”, “Green Leaf”, “Seed & Strain”, “Triple Seven”, “Amber”, or any other Trademark of any Company Group member that is used by any Company in connection with the Business prior to the Closing, either alone or in combination with any other words, phrases or logos, including all variations and derivatives of any of the foregoing, or any names or Trademarks confusingly similar to or embodying any of the foregoing, including the Trademarks set forth on Schedule 1.1(b).

“Monthly Net Revenue” means, in respect of any calendar month, the Companies’ aggregate Net Revenue for the Specified Dispensaries for such calendar month; provided that the aggregate Net Revenue for any month or partial month will be determined based on a 31-day calendar month by multiplying the average daily Net Revenue for such month or partial month by 31 days.

“Net Revenue” means, for any dispensary and any applicable period, the total revenue recognized by the Companies in respect of such dispensary in such period, net of any rebates, discounts or equivalent promotions in respect of such dispensary in such period. Solely for illustrative purposes, a sample calculation of Net Revenue is attached hereto as Exhibit A.

“Ohio Cannabis Laws” means the marijuana establishment Laws of any jurisdictions within the State of Ohio to which each Company is, or may at any time become, subject, and the rules and regulations adopted by the Ohio Division of Cannabis Control or any other state or local Governmental Entity with authority to regulate any marijuana operation (or proposed marijuana operation).

“Ohio Transaction Approval” has the meaning set forth in Section 7.1(d).

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, charge, ruling or award (whether judicial, administrative, arbitral or regulatory) of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice during the twelve-month period prior to the Closing Date. “Ordinary Course of Business” shall not include any actions taken in anticipation and negotiation of this Agreement or the Closing.

“Performance Covenant” means that neither (a) the Monthly Net Revenue has decreased, for two consecutive calendar months during the period between the date of this Agreement and the Closing Date, by fifteen percent (15%) or more per calendar month relative to the immediately preceding calendar month for each such month (i.e., a cumulative 27.75% decline over two consecutive months), nor (b) the Average Monthly Net Revenue has decreased by seventeen and one-half percent (17.5%) or more relative to the January Monthly Net Revenue. Solely for illustrative purposes, a sample calculation of the determination of satisfaction of the Performance Covenant is attached hereto as Exhibit B.

“Performance Covenant Adjustment Amount” means an amount equal to (a) one (1) minus the quotient of (i) the Average Monthly Net Revenue, divided by the January Monthly Net Revenue, multiplied by (b) $47,000,000.

“Permits” means all licenses, permits, certificates, exemptions, consents, waivers, concessions, variances, authorizations, approvals, registrations and similar privileges or rights to operate or conduct any business granted by any Governmental Entity, including the Marijuana Permits.

“Permitted Liens” means in each case, only to the extent not materially interfering with the ordinary conduct of the Business: (a) Liens of the Companies for current Taxes (excluding for the avoidance of doubt, any Liens relating to any income Tax of Cannabist and/or the Members), assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (b) mechanics, carriers’ workers’ repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) defects or imperfections of title, exceptions, easements, covenants, rights-of-way, restrictions and other similar charges, defects or encumbrances (d) Liens that affect the underlying fee, lessor, licensor or sublessor interest of any Real Estate Lease or real property over which any Member (with respect to the Business) or the Companies have easement or other property rights; (e) zoning, entitlement, building and other generally applicable land use and environmental restrictions by a Governmental Entity; and (f) any items listed on Schedule 1.1(c); provided, for the avoidance of doubt, the items listed on Schedule 1.1(c) shall only be deemed to be Permitted Liens prior to the Closing.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, arbitrator or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, is capable of identifying an individual or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personally identifiable information (PII), personal data or any similar term under applicable Law.

“Pre-Closing Tax Period” means any taxable period of the Companies that ends on or before the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Companies, (a) any Laws regulating the Processing of Protected Data, including without limitation, all Laws and other legal requirements governing  privacy, data security, data or security breach notification and the Telephone Consumer Protection Act, and all Laws related to faxes, telemarketing, and text messaging; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) Contracts between the Companies and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (d) all publicly posted written policies and procedures applicable to each Company relating to the PCI DSS and/or the Processing of Protected Data.

“Proceeding” means any complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity, government official, mediator or arbitrator.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium) and all equivalent meanings under applicable Privacy and Security Requirements.

“Protected Data” means (a) Personal Information and (b) any other data the Company is required by applicable Law to safeguard and/or keep confidential or private.

“Restricted Cash” means (i) the amount of any security deposits (or similar items) on hand with third parties (including any security deposits under any Real Estate Leases), vendor deposits, cash securing letters of credit cash deposits, cash collateralizing any obligation or liability, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose, and (ii) cash of the Companies that is (a) legally required by applicable Law or a binding Governmental Order to be held in a segregated account and not available for use in the Ordinary Course of Business or for repatriation (including by dividend or distribution) to the Companies or their Affiliates, or (b) contractually required to remain in a segregated account under a written agreement with a third party expressly prohibiting the withdrawal, use, or repatriation of such cash for any purpose other than satisfaction of the specific obligation that is the subject of such segregation.

“Sale Order” means the Order of the Canadian Court issued in the Canadian Proceeding pursuant to the CCAA which shall, among other things, approve the sale of the Equity by the Members and the consummation of the Transactions, substantially in the form attached as Exhibit C to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Security Breach” means any (a) security breach or breach of Personal Information under applicable Privacy and Security Requirements; (b) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (c) unauthorized interference with system operations of IT Assets, including any phishing incident or ransomware attack.

“Seller Guarantees” collectively means, only to the extent listed on Schedule 1.1(d), letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Cannabist, the Members, or any of their respective Affiliates (other than exclusively by the Companies) that are solely used in connection with the Business, which for the avoidance of doubt shall not include letters of credit, guarantees, surety bonds, performance bonds and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) Cannabist, the Members, or any of their respective Affiliates for use outside of the State of Ohio.

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Specified Dispensaries” means the Companies’ dispensaries located in Dayton, Logan, Marietta, Monroe, and Warren.

“Straddle Period” means any taxable period of the Company that includes (but does not end on) the Closing Date.

“Target Working Capital” means an amount equal to $3,000,000.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment or other tax or customs duties, together with any interest, penalties, or additions with respect thereto, and any interest in respect of such penalties or additions.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any agreement (other than any customary commercial agreement entered into in the ordinary course of business the principal subject of which is not Taxes) including any provision pursuant to which any Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Agreements” means this Agreement, the Disclosure Schedules, the Promissory Note, the Security Agreement, MIPOA Documents, the officers’ certificates, the secretary’s certificate, and such other documents, certificates, instruments and agreements, contemplated by any of the foregoing.

“Transaction Expenses” means, as of the Closing, the unpaid fees, costs and expenses incurred by or on behalf of the Companies in connection with the transactions contemplated by this Agreement or the other Transaction Agreements (or any other sale process conducted or pursued by the Companies, Members and/or Cannabist), whether billed or payable prior to, on or after the Closing, including (i) all fees, costs and expenses incurred in connection with the negotiation, preparation and review of this Agreement and any Transaction Agreements (including any investment banking fees, fees of accountants, attorneys and other advisors), (ii) any assignment, change in control, success, transaction, retention, severance, or similar fees, bonuses, or amounts payable expressly payable as a result of the execution and delivery of this Agreement and the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“TSA” means a transition services agreement that the Parties may, in their discretion, agree to in writing relating to the provision of certain agreed upon post-Closing services by Cannabist and/or its Affiliates to the Companies.

“Wind-Up Date” means the date upon which all of the Members’ corporate existences cease to exist.

“Working Capital” means an amount equal to Current Assets of the Companies less Current Liabilities of the Companies, in each case measured as of 12:01 a.m. Eastern Time on the Closing Date and in accordance with the methodologies and guidelines set forth on the Working Capital Schedule; provided, however, Working Capital shall not include (i) any Current Assets or Current Liabilities that relate to or arise from any intercompany or other related party transactions or any transactions with any Affiliate of the Members or Cannabist, including intercompany receivables and payables (provided for the avoidance of doubt, that any intercompany indebtedness or liabilities owed by a Company to any Member or Cannabist, or any Affiliate thereof, shall be fully settled prior to the Closing and shall not be a liability of any Company following the Closing); or (ii) any amounts included in the calculation of Cash, Indebtedness, or Transaction Expenses. Working Capital shall be determined in accordance with GAAP and the Applicable Accounting Guidelines, and may be a negative amount.

Section 1.2          Other Defined Terms. The following terms are defined in the sections indicated.

Additional Location Deposit	5.8(b)(ii)
Agreement	preamble
Assessments	3.16(c)
Asset Purchase Price Allocation	6.2(e)
Business Relation	6.7(b)
Buyer	preamble
Cannabist	preamble
Canadian Court	Recitals
Canadian Proceeding	Recitals
CA	preamble
CAL	preamble
CCAA	Recitals
CCO	preamble
CCOH	preamble
Closing	2.5(a)
Closing Date	2.5(a)
Closing Item	2.4(a)
COBRA	3.14(b)
Columbia Care	preamble
Columbia Care Subs	preamble
Columbia Care Sub Equity	Recitals
Company	preamble
Company Employee Benefit Plan	3.14(a)
Competitive Activities	6.7(b)
Confidential Information	5.2(b)
CSA	9.12
CV	preamble
Employment and Services Agreement	3.14(g)
Equity	Recitals
Estimated Cash	2.3
Estimated Closing Statement	2.3
Estimated Indebtedness	2.3
Estimated Transaction Expenses	2.3
Estimated Working Capital	2.3
Excess Amount	2.4(c)
Excluded Federal Claim	9.12
Final Cash	2.4(a)

Final Indebtedness	2.4(a)
Final Transaction Expenses	2.4(a)
Final Working Capital	2.4(a)
Financial Statements	3.4(a)
Green Leaf Equity	Recitals
Green Leaf Ohio	preamble
Green Leaf Medical	preamble
Latest Balance Sheet	3.4(a)
Latest Balance Sheet Date	3.4(a)
Lien Releases	2.5(b)(iii)
Marijuana Permits	Recitals
Material Contract	3.9(b)
Member	preamble
Member Prepared Returns	6.2(a)(ii)
MIPOA	5.8(b)(ii)
MIPOA Ancillary Agreements	5.8(b)(iii)
MIPOA Documents	5.8(b)(iii)
New Sub	5.8(a)
New Sub Member	5.8(a)
Non-Transferred Employee	5.7(a)
Notes	2.5(b)(vi)
Noteholder	2.5(b)(iii)
Objection Notice	2.4(b)
Offered Employee	5.7(a)
Ohio Transaction Approval	7.1(d)
Outside Date	8.1(d)(iii)
Option	5.8(b)(ii)
Owned Real Property	3.6(a)
Party	preamble
PCI DSS	1.1
Promissory Note	2.2
Purchase Price	2.2
Real Estate Lease	3.6(b)
Real Property	3.6(b)
Restricted Period	6.7(a)
Schedules	9.11
Security Agreement	2.5(c)(i)(F)(E)
Service Contracts	3.6(k)
Shortfall Amount	2.4(d)
Tax Arbitrator	6.2(f)
Tax Contest	6.2(d)
Transaction Dispute	9.8
Transfer Taxes	6.2(g)
Transferred Employee	5.7(a)
Utility Systems	3.6(i)
Valuation Firm	2.4(b)
WARN Act	3.13(d)

ARTICLE II
PURCHASE AND SALE TRANSACTIONS

Section 2.1          Purchase and Sale. Subject to the terms and conditions set forth herein (including with respect to the Ohio Transaction Approval) and in accordance with the terms of the Sale Order, at the Closing, with respect to each Company, each Member shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from such Member, all of such Member’s Equity of such Company, free and clear of all Liens, other than Permitted Liens, which Equity shall comprise all of the issued and outstanding equity, voting and economic interests of such Company, calculated on a fully diluted basis, such that immediately after the consummation of such purchase and sale, such Company shall be a wholly-owned subsidiary of Buyer.

Section 2.2          Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.5(c) and subject to adjustment pursuant to Section 2.4 and Section 2.8) for the Equity to be purchased by Buyer hereunder shall be an aggregate amount equal to (a) the Final Closing Cash Payment plus (b) the Seller Promissory Note having an aggregate principal amount equal to twelve million five hundred thousand dollars ($12,500,000), substantially in the form attached hereto as Exhibit D (the “Promissory Note”), plus (c) to the extent payable pursuant to Section 5.8, the Additional Location Deposit  (collectively, the “Purchase Price”).

Section 2.3          Estimated Closing Statement. At least three (3) Business Days prior to the scheduled Closing Date, Cannabist shall prepare and deliver to Buyer (i) an estimated balance sheet as of the Closing Date (prepared in accordance with GAAP and the methodologies and guidelines set forth on the Working Capital Schedule) and (ii) a statement (“Estimated Closing Statement”) setting forth its reasonable estimate of: (a) Cash (“Estimated Cash”), (b) Working Capital (“Estimated Working Capital”), (c) the aggregate amount of Indebtedness of the Company as of the Closing (“Estimated Indebtedness”), (d) the aggregate amount of Transaction Expenses as of the Closing (“Estimated Transaction Expenses”), and (e) the resulting calculation of the Initial Closing Cash Payment (subject to adjustment in accordance with Section 2.8). Cannabist and its representatives shall review and consult with Buyer regarding the Estimated Closing Statement, and Cannabist shall consider, in good faith, all comments reasonably made by Buyer and its representatives with respect to the balance sheet and the Estimated Closing Statement (including invoices and/or payoff letters for each of the Transaction Expenses, as applicable); provided that Cannabist shall not unreasonably reject any such reasonable comments made by Buyer and its representatives. Each of the Companies and Members shall give (and Cannabist shall cause the Companies and Members to provide) Buyer with timely access to all supporting records and work papers used in preparation of the Estimated Closing Statement.

Section 2.4          Post-Closing Adjustment.

(a)        Within sixty (60) calendar days after the Closing Date (or if such date is not a Business Day, then by the following Business Day), Buyer will deliver to Cannabist a revised balance sheet as of the Closing Date (prepared in accordance with GAAP and the methodologies and guidelines set forth on the Working Capital Schedule) and a statement setting forth Buyer’s calculation of the following items (each, a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, “Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.4, “Final Working Capital”); (iii) the aggregate amount of Indebtedness of the Company as of the Closing (as finally determined pursuant to this Section 2.4, “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses as of the Closing (as finally determined pursuant to this Section 2.4, “Final Transaction Expenses”), and (v) the resulting calculation of the Final Closing Cash Payment (subject to adjustment in accordance with Section 2.8).

(b)        Cannabist shall have thirty (30) calendar days following the date of Buyer’s delivery of the statement of Closing Items under Section 2.4(a) to deliver a written notice (an “Objection Notice”) to the Buyer setting forth Cannabist’s computation of any or all of the Closing Items, as the case may be, and such information, arguments and support used in preparing such computation, after which time any undisputed Closing Items shall be final, conclusive and binding on the Parties. If Cannabist timely disputes any Closing Item, Buyer and Cannabist shall, for a period of twenty (20) calendar days after the delivery of the Objection Notice, use commercially reasonable and good faith efforts to attempt to resolve their differences in respect thereof; provided, that at any time after such 20 day period, either Buyer or Cannabist may elect to have Marcum LLP or such other qualified nationally recognized accounting firm chosen by Buyer and reasonably acceptable to Cannabist that has not performed services for any of Buyer or the Company Group (the “Valuation Firm”) resolve any Closing Items that remain in dispute. If Marcum LLP is unable or unwilling to serve as the Valuation Firm hereunder, Buyer and Cannabist shall jointly select another nationally recognized independent accounting firm. If Buyer and Cannabist are unable to agree upon such firm within ten (10) days, either party may request that the American Arbitration Association (AAA) select the Valuation Firm, and the appointment will be binding on the Parties. Cannabist and the Buyer shall each make a submission to Valuation Firm within fifteen (15) calendar days after the Valuation Firm’s engagement, which submission shall contain a computation of the Closing Items and information, arguments, and support for such computation. The Valuation Firm shall have thirty (30) days to review the Parties’ submissions. The determination of the Valuation Firm shall be final, conclusive and binding on the Parties, absent manifest error, and shall be enforceable as an arbitration award in any court of competent jurisdiction under the Federal Arbitration Act or its state law equivalents. All fees and expenses relating to the work, if any, to be performed by the Valuation Firm will be borne by Buyer and Cannabist, respectively, in the proportion that the aggregate dollar amount of the disputed Closing Items submitted to the Valuation Firm by Buyer or Cannabist that are unsuccessfully disputed by it (as finally determined by the Valuation Firm) bears to the aggregate dollar amount of disputed Closing Items submitted by Buyer and Cannabist. Except as provided in the preceding sentence, all other costs and expenses incurred by Buyer and Cannabist in connection with resolving any dispute hereunder before the Valuation Firm will be borne by the Party incurring such cost and expense. The Valuation Firm shall determine only those Closing Items submitted to the Valuation Firm and its determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Valuation Firm will be based solely on presentations with respect to such disputed Closing Items by Buyer and Cannabist to the Valuation Firm and not on the Valuation Firm’s independent review. Buyer and Cannabist shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Valuation Firm of the disputed Closing Items, and each of Buyer and Cannabist will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Valuation Firm. Each Party agrees to use commercially reasonable efforts to facilitate a prompt resolution by the Valuation Firm and shall not unreasonably withhold or delay to provide information reasonably requested by the Valuation Firm. In deciding any matter, the Valuation Firm (i) will be bound by the provisions of this Section 2.4 and (ii) absent manifest error, may not assign a value to any disputed Closing Item greater than the greatest value for such Closing Item claimed by either Buyer or Cannabist or less than the smallest value for such Closing Item claimed by Buyer or Cannabist. Notwithstanding anything to the contrary contained herein, at any time Buyer and Cannabist may agree to settle any Closing Item dispute, including any dispute submitted to the Valuation Firm, which agreement shall be in writing and final, conclusive and binding upon all of the Parties with respect to the subject matter of any such dispute so resolved; provided, that Buyer and Cannabist shall provide a copy of such agreement to the Valuation Firm and shall instruct the Valuation Firm not to resolve such dispute, it being agreed that if the Valuation Firm nonetheless resolves such dispute for any reason, the agreement of Buyer and Cannabist shall control.

(c)        If the Final Closing Cash Payment (as adjusted in accordance with Section 2.8) exceeds the Initial Closing Cash Payment (as adjusted in accordance with Section 2.8) (such excess amount, if any, the “Excess Amount”), then the principal amount of the Promissory Note shall be amended to increase the amount due thereunder by an amount equal to the Excess Amount (to be allocated ratably between the tranches of the Promissory Note in proportion to the principal amount of each such tranche outstanding immediately prior to such adjustment).

(d)         If the Final Closing Cash Payment (as adjusted in accordance with Section 2.8) is less than the Initial Closing Cash Payment (as adjusted in accordance with Section 2.8) (such shortfall amount, if any, the “Shortfall Amount”), then such Shortfall Amount shall be set off against the Promissory Note (applied first to accrued and unpaid interest and then to outstanding principal (to be allocated ratably between the tranches of the Promissory Note in proportion to the principal amount of each such tranche outstanding immediately prior to such adjustment)) by an amount equal to the Shortfall Amount.

Section 2.5          Closing Transactions.

(a)        Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall be consummated via electronic transmission of executed signature pages to the applicable Transaction Agreements no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Members and Buyer may mutually agree upon in writing; provided, that either the Buyer or the Members may, in their respective sole discretion, by written notice to the other Party (email being sufficient), elect to cause the Closing to occur on the last day of the calendar month in which such conditions are satisfied or waived (or, if such day is not a Business Day, the first Business Day immediately prior thereto). The day on which the Closing takes place shall be referred to as the “Closing Date”.

(b)         Company Closing Deliveries. At or prior to the Closing, the Members shall deliver, or cause to be delivered, to Buyer:

(i)       membership interest powers and assignments with respect to the Equity, in each case, duly executed by each applicable Member, substantially in the form attached hereto as Exhibit E;

(ii)        [intentionally omitted]

(iii)       duly-executed customary Lien and guarantor release documentation from any holders of security interests or Liens on the Equity or any assets of the Companies, including without limitation any security interests or Liens held on behalf of the holders of any Indebtedness, including the Notes (the “Noteholders”), evidencing the release and termination of all Liens (other than Permitted Liens) on the Equity and/or any assets of the Companies, including those set forth on Schedule 2.5(b)(iii) and the release of any guarantees by the Companies in respect thereof at the Closing (collectively, “Lien Releases”);

(iv)       certificates of good standing of each of the Companies issued not earlier than ten (10) days before the Closing Date by the Secretary of State or equivalent Governmental Entity of their respective jurisdictions of incorporation or formation and by the Secretary of State or equivalent Governmental Entity of each jurisdiction in which they are qualified to do business as a foreign entity;

(v)         written resignations from each officer and member of each Company’s board of directors or similar governing body and evidence of the termination of all Contracts with Insiders set forth on Schedule 3.18;

(vi)      evidence that the consents, notices, waivers, deliverables, and authorizations set forth on Schedule 3.2, including without limitations, under Cannabist’s (A) 9.25% senior notes due December 31, 2028 and (B) 9.0% senior secured convertible senior notes due December 31, 2028 (collectively, the “Notes”), have been obtained, in each case, in form and substance reasonably satisfactory to Buyer;

(vii)      a certificate, dated as of the Closing Date and signed by a duly authorized officer of each Company, that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;

(viii)     properly completed and executed IRS Form W-9 (i) identifying each Company as an entity that is disregarded as separate from its owner within the meaning of Treasury Regulations Section 301.7701-2(c)(2)(i), and (ii) certifying that the owner of each Company and the Members are a “United States person” within the meaning of Code Section 7701(a)(30)(C) (pursuant to Section 7874(b) of the Code) and Section 1445(f)(3) of the Code and is exempt from U.S. backup withholding;

(ix)       the Promissory Note, duly executed by Cannabist, together with a duly executed intercreditor agreement with Buyer’s senior lenders (or their agent) in form and substance reasonably acceptable to Buyer’s senior lenders (or their agent) and Cannabist;

(x)        evidence of the termination of the Contracts set forth on Schedule 2.5(b)(x), in form and substance reasonably satisfactory to Buyer;

(xi)        [intentionally omitted]; and

(xii)      if the certificate of operation for the Additional Location has not been issued by the Ohio Division of Cannabis Control at or prior to the Closing, the MIPOA Documents duly executed by New Sub Member and New Sub.

(c)          Buyer Closing Deliveries.

(i)         At or prior to the Closing as set forth below, Buyer (or an Affiliate of Buyer) shall deliver, pay or issue (or cause to be delivered, paid or issued), as applicable:

(A)          to the Members, the Initial Closing Cash Payment;

(B)          if the certificate of operation for the Additional Location has not been issued by the Ohio Division of Cannabis Control at or prior to the Closing, to New Sub Member, the Additional Location Deposit;

(C)        the Promissory Note, duly executed by Buyer, together with a duly executed intercreditor agreement with Buyer’s senior lenders (or their agent) in a form reasonably acceptable to Buyer’s senior lenders (or their agent), Cannabist, and Buyer;

(D)          to the applicable payees as set forth on the Estimated Closing Statement, the Estimated Transaction Expenses;

(E)          to the applicable payees as set forth on the Estimated Closing Statement, the Estimated Indebtedness;

(F)          to Cannabist, a fully executed security agreement (the “Security Agreement”), granting Cannabist a junior security interest that is subordinate to the security interest of Buyer’s senior lenders, and other customary documentation related to the Promissory Note (including, for the avoidance of doubt, any necessary intercreditor agreement or financing statements or similar items to be recorded to evidence the junior lien securing the Promissory Note), each in form and substance reasonably satisfactory to Cannabist, Buyer’s senior lenders (or their agent), and Buyer;

(G)         a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(H)          if the certificate of operation for the Additional Location has not been issued by the Ohio Division of Cannabis Control at or prior to the Closing, to New Sub Member and New Sub, the MIPOA Documents duly executed by Buyer and/or its applicable Affiliates.

(ii)         The payments and issuances to be made by Buyer pursuant to Section 2.5(c)(i) shall be made to the accounts (including wire instructions) and in the amounts designated in writing by the applicable payees (including payees in connection with the Purchase Price, Transaction Expenses, and Indebtedness) no later than two (2) Business Days prior to the Closing, as memorialized in the funds flow to be mutually agreed to by Buyer and Cannabist prior to the Closing (the “Funds  Flow”), which Funds Flow shall include wire instructions and all other reasonable information requested by Buyer.

Section 2.6          Tax Withholding. Notwithstanding anything herein to the contrary, Buyer and each Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts that Buyer or each Company (or any Affiliate thereof), as applicable, shall determine in good faith it is required to deduct and withhold from such Person under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law; provided, however, that if Buyer or each Company (or any Affiliate thereof), as applicable, becomes aware of any such requirement to deduct or withhold, Buyer shall use its commercially reasonable efforts to notify the Members of any amounts Buyer or each Company intends to deduct or withhold under this Section 2.6 prior to so deducting or withholding, and shall, to the extent permissible under applicable Tax Law, cooperate in good faith with the Members to minimize or eliminate such deduction or withholding to the maximum extent permitted by applicable Law, provided that failure to make such notification shall not affect the right of Buyer and the Company to make any deduction or withholding. To the extent that amounts are so withheld by Buyer or each Company, such withheld amounts, to the extent paid over to the applicable Governmental Entity in such manner as may be required by applicable Law, shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or each Company, as applicable.

Section 2.7          Excluded Liabilities.

(a)          Notwithstanding anything to the contrary and for the avoidance of doubt, the Parties hereby acknowledge and agree that (i) except with respect to (A) the direct liabilities of the Companies, (B) the Assumed Payroll Liabilities and (C) to the extent the Parties enter into the TSA, any costs payable or reimbursable by Buyer or any of its Affiliates (including, following the Closing, any Company) pursuant to such TSA, neither the Buyer nor the Companies are assuming any obligations or liabilities, including without limitation income Tax liabilities, of Cannabist, the Members and/or any of their Affiliates (other than the Companies) (collectively, the “Excluded Liabilities”), (ii) Cannabist, the Members and their Affiliates (other than the Companies) shall be solely and fully responsible for paying, performing and discharging any Excluded Liabilities, and (iii) none of the Buyer, Buyer’s Affiliates, nor the Companies shall have any responsibility, obligation or liability for any Excluded Liability, whether now existing or hereafter arising.

(b)          Notwithstanding anything to the contrary herein and without limiting Section 2.7(a), the Parties acknowledge and agree that the following shall constitute Excluded Liabilities: any and all liabilities for United States federal, state or local income or franchise Taxes (including related interest, penalties, additions to Tax and costs of assessment or collection) that are imposed on, or asserted against, Cannabist, any Member or any of their respective Affiliates (other than the Companies) with respect to (i) any taxable period (or portion thereof) ending on or prior to the Closing Date, or (ii) the ownership or operation of the Companies or their assets on or prior to the Closing Date, whether such Taxes are asserted directly against such Person or are asserted against any Company or Buyer on the basis that any Company or Buyer is a transferee, successor, alter‑ego, nominee or otherwise liable for the Taxes of any Person (collectively, “Seller Income Tax Liabilities”). For greater certainty, Seller Income Tax Liabilities are Excluded Liabilities and shall not be assumed by Buyer or any Company.

Section 2.8          Performance Covenant Purchase Price Adjustment.  Notwithstanding anything to the contrary, in the event that the Companies fail to satisfy the Performance Covenant, then at the Closing, the Purchase Price shall automatically be adjusted and reduced by an amount equal to the Performance Covenant Adjustment Amount, with such reduction applied ratably across the Final Closing Cash Payment, the principal balance of the Promissory Note (to be allocated ratably between the tranches of the Promissory Note in proportion to the principal amount of each such tranche outstanding immediately prior to such adjustment) and the Additional Location Deposit. Notwithstanding anything to the contrary herein, (i) solely to the extent any decline in Net Revenue is directly attributable to acts of Buyer or its Affiliates (excluding for the avoidance of doubt, the Companies), acts of God, delays in transportation, inability beyond such party's reasonable control (other than as a result of any financial inability) to obtain necessary labor or materials, or events such as pandemics, epidemics, fires, floods, storms, war, acts of public enemy, civil commotions and the like, or by any law, rule, regulation, order or other action by any public authority that is not specific to, or caused by any act or omission of, the Companies and that impacts other similarly situated businesses in the State of Ohio substantially the same (each, a “Force Majeure Event”), such decline shall not be factored into the determination of whether the Performance Covenant has been satisfied or the Performance Covenant Adjustment Amount and (ii) if, at any time during the period between the date of this Agreement and the Closing Date, any members of Buyer Group, in their discretion, on the one hand, and any members of the Company Group, in their discretion, on the other hand, enter into a management services agreement, consulting agreement or other similar agreement or arrangement pursuant to which any members of Buyer Group are granted the right to manage, direct, supervise, or otherwise materially influence the operation of the Business or the Companies prior to the Closing, excluding for the avoidance of doubt the Consulting and Staffing Services Agreement attached hereto as Exhibit H (any such agreement or arrangement, an “MSA”), then, effective as of the date that the MSA is approved by the DCC and the applicable member(s) of the Buyer Group commences services under the MSA, the Performance Covenant shall be deemed satisfied for all purposes of this Agreement and in no event shall any reduction of the Purchase Price be made pursuant to this Section 2.8. In the event of a Force Majeure Event, the affected Company shall provide Buyer with prompt written notice of the occurrence of a Force Majeure Event and shall use commercially reasonable efforts to mitigate the impact and duration of the Force Majeure Event.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

As an inducement to Buyer to enter into this Agreement and consummate the Transactions, the Companies, Cannabist, and the Members hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the date hereof and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1          Organization; Authorization. Each Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Ohio. Each Company has full power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted. Neither the character of any Company’s properties or the nature of such Company’s businesses requires such Company to qualify to do business as a foreign entity in any jurisdiction. None of the Companies is in default under and has not violated any provision of such Company’s Governing Documents. Each of the Members, each Company, and Cannabist has the full power and authority to execute and deliver the Transaction Agreements to which it is a party and, subject to obtaining the Sale Order and the Ohio Transaction Approval, to consummate the Transactions. No other proceedings on the part of any of Cannabist, the Members, and/or the Companies are necessary to approve and authorize the execution and delivery of the agreements contemplated hereby to which it is a party and the consummation of the Transactions. The necessary managers or directors, as applicable, of each of Cannabist, the Members and the Companies have duly approved the Transaction Agreements to which such Party is a party and have duly authorized the execution and delivery of the Transaction Agreements to which such Party is a party and the consummation of the Transactions. The Transaction Agreements to which each of Cannabist, the Members and the Companies is a party have been duly executed and delivered by such Party and constitute the valid and binding agreements of such Party enforceable against such Party in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2          Non-contravention. Except as set forth on Schedule 3.2 of the Disclosure Schedules and subject to (x) the entry of the Sale Order and such Sale Order still being in effect and not subject to any stay pending appeal and (y) the Ohio Transaction Approval, the execution, delivery and performance by the Companies, the Members, and Cannabist of this Agreement and the Transaction Agreements to which they are a party and the consummation of the Transactions do not and will not (a) conflict with or result in a violation or breach of, or default under, any Governing Documents of Cannabist, the Members, and/or the Companies; or (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Person; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Person is a party or by which any of them are bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of any Company; or (d) result in the creation or imposition of any Lien other than a Permitted Lien on any properties or assets of any Company. Except as set forth in the Governing Documents of any Company or in Schedule 3.2 of the Disclosure Schedules, no Consent, authorization, Order, or approval of, or filing or registration with or notice to, any Governmental Entity or other Person is or was required for (a) the execution and delivery by Cannabist, the Members or the Companies of the Transaction Agreements or the consummation by of the Transactions; or (b) the operation of the business of the Companies to be conducted by each of the Companies immediately after the Closing in the same manner that such business was conducted by such Company immediately prior to the Closing.

Section 3.3          Capitalization.

(a)        Schedule 3.3(a) of the Disclosure Schedules sets forth the issued and outstanding equity interests of each Company, the names of the record and beneficial owners thereof and the number of equity interests held by such owners. All Equity was validly issued in compliance with applicable Law and any requirements set forth in each Company’s Governing Documents and has been duly authorized and approved. All Equity is fully paid and non-assessable. No Equity is subject to any preemptive rights, rights of first refusal or restrictions on transfer. Columbia Care owns and holds of record 100% of the Equity free and clear of all Liens of each Columbia Care Sub. Green Leaf Medical owns and holds of record 100% of the Equity of Green Leaf Ohio. Upon consummation of the Transactions, the Buyer will hold good and marketable title to all of the Equity of each Company, free and clear of any Liens (except Permitted Liens or Liens resulting from acts, events, or circumstances solely within the control of the Buyer and restrictions under applicable securities Laws). There are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Company is a party, or which are binding upon such Company providing for the issuance, disposition or acquisition of any equity interests of such Company (other than this Agreement). There are no outstanding or authorized equity appreciation, phantom interests, profits interests or similar rights with respect to each Company. Other than the Governing Documents of each Company, there are no shareholder or equityholder agreements, voting trusts, proxies or other Contracts or understandings with respect to the voting of the Equity of such Company. No Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Equity of such Company. No former direct or indirect holder of any equity interests of each Company has any claim or rights against such Company that remains unresolved or to which such Company has or may have any liability, and, to the Companies’ Knowledge, no such claim is threatened. No Company has any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(b)        Each Company has no, and has never had, any subsidiaries and does not own (and has not owned or held) any equity interests of any other Person or any other interest in any other Person or any rights to acquire any such equity interests or other interest.

Section 3.4          Financial Statements and Related Matters.

(a)        Attached as Schedule 3.4(a) are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Companies as of December 31, 2025 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”), and the related statement of profit and loss for the 12-month period then ended, and (ii) the unaudited balance sheet of the Companies as of December 31, 2024 and December 31, 2023 and the related statement of profit and loss for each of the 12-month periods then ended. The Financial Statements of the Companies: (A) are true, accurate and complete in all material respects, do not omit to state any fact necessary to make the statements contained therein in light of the circumstances in which they were made, not misleading, and were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (B) are consistent with the books and records of the Companies (which, in turn, are accurate and complete in all material respects), (C) present fairly in all material respects the financial condition of the Companies as of the respective dates thereof and the operating results of the Companies for the periods covered thereby and (D) do not reflect any transactions which are not bona fide transactions.

(b)       Except as set forth on Schedule 3.4(b), the Companies have no liabilities or obligations of any nature whatsoever (whether accrued, absolute, known, unknown, matured, unmatured, fixed, contingent, liquidated, unliquidated or otherwise), and there is no existing condition, fact or set of circumstances that has resulted in or would reasonably be expected to result in any such liabilities or obligations, except for: (i) performance obligations under Contracts described on Schedule 3.9(a) (or under Contracts entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Section 3.9(a), are not required to be described on Schedule 3.9(a), none of which involves non-performance or a breach), (ii) liabilities reflected (and adequately reserved for) on the face of the Latest Balance Sheet and (iii) liabilities of the type set forth on the face of the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of Contract or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter) none of which individually or in the aggregate is material to the business, results of operations or financial condition of any Company.

(c)         The Companies have established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting. There has never been (i) any material deficiency or weakness in the system of internal accounting controls used by the Companies except as set forth on Schedule 3.4(c), (ii) any fraud by any of the Companies’, managers, directors, officers, employees or independent contractors, (iii) any wrongdoing that involves any manager, director, officer, employee or independent contractor of the Companies who has or had a role in the preparation of any financial statements of the Companies or the internal accounting controls used by the Companies or (iv) any claim or allegation regarding any of the foregoing.

(d)        The inventories and raw materials of the Companies, including those reflected in the Financial Statements, are of a quantity and quality usable and saleable in the Ordinary Course of Business within a reasonable period of time and without discount outside of the Ordinary Course of Business, are merchantable and fit and sufficient for their particular purpose and are reasonable in kind and amount in light of the normal needs of each Company. None of the inventory of each Company is subject to any consignment, bailment, warehousing or similar Contract.

(e)       All accounts receivable related to wholesale sale of goods recorded in the Financial Statements (i) are collectable, consistent with historical collections patterns and subject to allowances for doubtful accounts, (ii) to each Company’s Knowledge, are enforceable against the payor thereof and (iii) have not been offset against obligations of any other party, in each case, in all material respects.

Section 3.5          Absence of Developments.

(a)         Since the Latest Balance Sheet Date, there has been no Material Adverse Effect.

(b)        Except as set forth on Schedule 3.5(b) and in connection with the Canadian Proceeding or a Chapter 15 Proceeding, since the Latest Balance Sheet Date, no Company has taken any action described in Section 5.1 that, if such action had been taken after the date hereof and prior to the Closing without the prior written consent of Buyer, would have violated Section 5.1.

Section 3.6          Real Property.

(a)         Schedule 3.6(a) sets forth a complete list of all real property owned by the Companies (individually, an “Owned Real Property” and, collectively, the “Owned Real Properties”), which such schedule shall include for each Owned Real Property, (i) the address and parcel identification of such Owned Real Property, and (ii) the applicable Company that is the owner of such Owned Real Property. With respect to the Owned Real Properties, the applicable Company (i) except as such may be limited by bankruptcy or insolvency Proceedings, has good and marketable title to such Owned Real Property and to all improvements thereon, in each case, free and clear of all Liens except for Permitted Liens; (ii) has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property except to a Company, and (iii) has not granted any outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b)        Schedule 3.6(b) sets forth a complete list of all leases or subleases of real property of each of the Companies, in effect on the date hereof, with respect to which each Company is the tenant, lessee, or sublessee (individually, a “Real Estate Lease” and, collectively, the “Real Estate Leases”; collectively with the Owned Real Properties, the “Real Property”). Except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles, each Company has a valid, binding and enforceable leasehold interest under each of the Real Estate Leases, free and clear of all Liens (other than Permitted Liens). None of the Companies which is a party to any of the Real Estate Leases, or, to the Companies’ Knowledge, any other party thereto, is in material breach or material default under any of the Real Estate Leases other than breaches or defaults which have been cured or waived in writing, and no event has occurred or circumstance or fact exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination or acceleration of rent under the Real Estate Leases.

(c)       Each Company has delivered to Buyer true, correct and complete copies of the Real Estate Leases. (i) To the Companies’ Knowledge, the possession and quiet enjoyment of the Leased Real Property under the Real Estate Leases has not been disturbed and there are no disputes with respect to such Real Estate Leases; (ii) to the knowledge of the Companies, the Real Estate Leases are legal, valid, in full force and effect, binding and enforceable against each Company and the other party thereof in accordance with its terms and is the entire agreement to which such Company is a party with respect to such Leased Real Property; (iii) no party to the Real Estate Leases is in breach or default under the Real Estate Leases and, to the knowledge of the Companies, no event has occurred or circumstance or fact exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Real Estate Leases; (iv) no security deposit or portion thereof deposited with respect to the Real Estate Leases has been applied in respect of a breach or default under the Real Estate Leases which has not been redeposited in full; (v) no Company owes, nor to the knowledge of the Companies will owe in the future, any brokerage commissions or finder’s fees with respect to the Real Estate Leases; (vi) all public utilities currently serving the Leased Real Property and public and quasi-public improvements upon or adjacent to the Leased Real Property, as applicable (including, all applicable electric lines, water lines, gas lines and telephone lines): (A) are adequate to service the requirements of the Leased Real Property and each Company, and all payments for the same have been made, and (B) are installed and operating, and all installation and connection charges have been paid for in full; (vii) the Leased Real Property is in compliance with all applicable zoning ordinances; and (viii) except with respect to the Additional Location, no Company has transferred, and prior to the Closing will not transfer, any development rights applicable to the Leased Real Property and make, any filings with any Governmental Entity for any construction on the Leased Real Property that has not been completed.

(d)       Schedule 3.6(d) sets forth a description of all material Leasehold Improvements for each Leased Real Property. Each Company has good and marketable title to its Leasehold Improvements, free and clear of all Liens and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein. No Leasehold Improvements are subject to reversion to the landlord or any third party.

(e)        The Real Property and the Leasehold Improvements comprise all of the real property used or intended to be used in, and that is necessary in the operation of, the business of the Companies.

(f)         To the Companies’ Knowledge, (i) there are no structural deficiencies or latent defects affecting any of the Leasehold Improvements and (ii) there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the business of the Companies. To the Companies’ Knowledge, the Leasehold Improvements, in all material respects, are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business with respect to the operation of the Leased Real Property

(g)       The Companies have not received written notice of any condemnation, expropriation or other Proceeding in eminent domain pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(h)       All buildings, fixtures, tangible personal property and leasehold improvements used in the business of any Company are located on the Real Property and, to the Companies’ Knowledge, none of the Leasehold Improvements encroach on (i) any adjoining property owned by others or public rights of way, or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement (but specifically excluding easements that are blanket in nature) or similar Contract.

(i)        The Real Property is supplied with all water, gas, electrical, telecommunications systems, sanitary sewer, storm sewer and other utility systems (the “Utility Systems”) required for the current use thereof and all Utility Systems have been installed and are operational and reasonably sufficient for the operation of the Real Property as currently operated.

(j)          [intentionally omitted]

(k)        Except as disclosed on Schedule 3.6(k) of the Disclosure Schedules, there are no service, maintenance, supply, leasing, brokerage, listing, or other Contracts to which the Companies are a party (along with all amendments and modifications thereof, the “Service Contracts”) affecting the Leased Real Property. Each of the Service Contracts can be terminated without penalty by the Companies on or before the Closing Date. The Companies have performed all of their obligations under each of the Service Contracts in all material respects. None of the Companies which is a party to any of the Service Contracts, or, to the Companies’ Knowledge, any other party thereto, is in breach or default under any of the Service Contracts other than breaches or defaults which have been cured or waived in writing, and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default under any of the Service Contracts. The Companies, the Members, and/or Cannabist has delivered to Buyer true, correct, and complete copies of all Service Contracts.

(l)         There has not been in the past 12 months, and there is not now, any casualty affecting the Real Property, and  there is not now any disrepair or damage that remains unrepaired, due to any prior casualty, if any, affecting the Real Property.

(m)      All Real Property and Leasehold Improvements are in material compliance with all applicable Laws, including, to the extent applicable, the Americans with Disabilities Act of 1990, all regulations promulgated thereunder and all federal, state and local accessibility requirements.

Section 3.7          Assets.

(a)       Each Company owns good, marketable and valid title to, or holds a valid leasehold interest in, all of the properties and assets, tangible or intangible, used by such Company, located on the premises of such Company, or if applicable, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, other than the Permitted Liens. Except as disclosed on Schedule 3.7(a) of the Disclosure Schedules, none of the Members, Cannabist, nor any Affiliate thereof owns, whether directly or indirectly (exclusively other than indirectly through Cannabist’s or the Members’ equity ownership), any assets used by the Companies. To each of the Companies’ Knowledge, each Company’s buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of such Company are structurally sound, are in good operating condition and repair in all material respects, and are adequate for the uses to which they are being put, and none of such buildings, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.

(b)       All cannabis inventory of each Company consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which reserves consistent with past practices of each Company have been established.  All inventory and cannabis products owned by each Company are appropriately accounted for in a seed-to-sale inventory tracking system to the extent required by applicable Law, including the Ohio Cannabis Laws. None of the cannabis inventory has ever tested positive for mold, mildew, or harmful pesticides, herbicides or any other prohibited analytes, and to the Companies’ Knowledge, no circumstance exists which would reasonably be expected to result in such a positive test.

(c)       Subject to applicable Law, the Cash (other than Restricted Cash) is freely distributable under the terms of the Governing Documents of the Companies. The Companies are not subject to any Contract that would prevent such Company from distributing its Cash immediately following the Closing Date.

Section 3.8          Tax Matters.

(a)         Except as set forth on Schedule 3.8(a) of the Disclosure Schedules, the Companies have filed all material Tax Returns required to have been filed by it prior to the Closing Date pursuant to applicable Laws, and each of the Company Group has filed all material Tax returns related to the profits, income, gain or assets derived from the Companies prior to the Closing Date required to be filed by such member of the Company Group pursuant to applicable Laws, and all such Tax Returns are accurate, complete and correct in all material respects.

(b)        The Companies and the Company Group (with respect to the profits, interest, gain or assets derived from the Companies) have paid all material Taxes due and payable by it prior to the Closing Date (whether or not shown or required to be shown on any Tax Return).

(c)       The Companies have withheld or collected (i) all material amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons, and (ii) all sales, use, ad valorem, and value added Taxes, in each case to the extent required by applicable Law.  The Companies have remitted all such withheld or collected Taxes to the proper Governmental Entity in accordance with all applicable Laws and all Forms W-2 and 1099 required with respect thereto have been completed and filed.

(d)       None of the Companies have received any claim in writing by a Governmental Entity in a jurisdiction where each Company does not file Tax Returns or pay Taxes that each Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, which claim has not been resolved. No audits or other legal Proceedings are in progress, pending, or have been threatened in writing with regard to any material Taxes or Tax Returns of or with respect to, each Company. No Company has commenced a voluntary disclosure Proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled. No Company has executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection, or other imposition of any material Tax (other than extensions as of right, for six (6) months or less from the original due date, to file a Tax Return), which agreement or other document remains in effect.

(e)        There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Companies.

(f)         Each Company is properly classified as a partnership or a disregarded entity for U.S. federal and all applicable state income Tax purposes. None of the Companies has made an election to be treated as a corporation, including an S-corporation, for U.S. federal, state, local or foreign Tax purposes.

(g)         None of the Companies is party to or bound by any Tax Sharing Agreements.

(h)        Neither the Members, any Company nor Cannabist has made a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Companies. No power of attorney granted by the Companies with respect to any Taxes is currently in force.

Section 3.9          Material Contracts.

(a)        Except as set forth on Schedule 3.9(a) of the Disclosure Schedules, none of the Companies is party to, or bound by (excluding Company Employee Benefit Plans), any: (i) collective bargaining agreement or other Contract with any labor organization; (ii) employment, staffing, independent contractor, retirement, equity based, profit sharing, bonus (including transaction or retention bonus), consulting, incentive, separation, change in control, deferred compensation or severance Contract; (iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Companies’ assets or to the guaranty of any obligation for borrowed money or otherwise; (iv) letter of credit arrangements; (v) Contract with respect to the lending or investing of funds; (vi) Contract relating to the development, ownership, use, registration, enforcement, of or exercise of any rights under any Intellectual Property; (vii) Contract or lease under which any Company is a lessee of or holds or operates any property, real or personal, owned by any other Person; (viii) Contract under which any Company is a lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Company; (ix) distribution, marketing, or broker agreement or material supplier or maintenance agreement; (x) Contract not terminable by each Company upon thirty (30) days’ or less notice without penalty; (xi) Contract which contains any provision with respect to exclusivity in favor of any third Person; (xii) Contract prohibiting, or in any way limiting or otherwise restricting any Company from freely engaging in business anywhere in the world or otherwise prohibiting competition or restricting the use or enforcement of any Intellectual Property, including any settlement, co- existence, consent-to-use or standstill agreement; (xiii) Contract which contains any minimum volume requirement, right of first refusal or most favored nations provision; (xiv) Contract which contains any provision with respect to exclusivity in favor of any third Person; (xv) Contract prohibiting, limiting or otherwise restricting in any way any Company from soliciting customers or suppliers, or soliciting or hiring employees, of any other Person; (xvi) Contract involving the settlement of any Proceeding or threatened Proceeding; (xvii) Contract (including letters of intent) relating to any business acquisition or disposition of any Person or line of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or other similar transaction) entered into during the past three years; (xviii) Contract containing an obligation concerning or consisting of a joint venture, alliance or similar arrangement; (xix) Contract under which any Company is, or may become, obligated to pay an amount in respect of indemnification obligations, deferred purchase price, purchase price adjustment, or otherwise in connection with any acquisition or disposition of assets or securities, merger, consolidation or other business combination; (xx) Contract relating to a sale/leaseback arrangement; (xxi) “single source” or “sole source,” requirements, output or other supply Contract containing exclusivity provisions; (xxii) Contract of any other member of the Company Group under which any Company receives any benefit, (xxiii) Contract with any Governmental Entity or any Contract that is a subcontract or sublicense with respect to any Contract or sublicense among one or more third parties and a Governmental Entity; (xxiv) Contract with an Insider; and (xxv) any other Contract material to the business of any Company or its assets not otherwise disclosed in sections (i) through (xxiv), above, it being understood that any Contract with a value in excess of $50,000 shall be considered material.

(b)        (i) No Material Contract has been breached (and there are no anticipated breaches) in any respect or cancelled by any party thereto, and, to the Companies’ Knowledge, there has been no event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, (ii) each Company and, to each Company’s Knowledge, each counterparty has performed all obligations under each Material Contract required to be performed and no facts exist which would render such performance unlikely, (iii) no Material Contract contains any termination right upon a change in control, (iv) each Material Contract is legal, valid, binding and enforceable against the applicable Company and, to the Companies’ Knowledge, against each other party thereto, and is in full force and effect, and (v) to the Companies’ Knowledge no party to a Material Contract has made a claim in writing of force majeure. For purposes of this Agreement, “Material Contract” means each Contract listed or required to be listed on Schedule 3.9(a).

Section 3.10        Intellectual Property; Data Privacy and Security.

(a)       Schedule 3.10 of the Disclosure Schedules sets forth a complete and correct list of issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing and all material and not easily replaceable unregistered Intellectual Property that are owned by any Company (including Trademarks and Software), except for the Member Retained Names) (the “Company Intellectual Property”), and such schedule shall include the owner of such Company Intellectual Property. All registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Company Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Companies, including failure by the Companies to pay any required maintenance fees).  All Company Intellectual Property is freely transferrable without consent of any Person (subject to required filings with respect to registered Intellectual Property).

(b)        The Companies have taken all necessary and desirable action to maintain and protect all of the Company Intellectual Property. The Companies have taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Companies (and any confidential information owned by any Person to whom the Company has a confidentiality obligation). No such trade secrets or other confidential information have been disclosed by the Companies to any Person other than pursuant to a written Contract restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of the Companies have any right, title or interest, directly or indirectly, in whole or in part, in any Company Intellectual Property. The Companies have obtained from all Persons (including all current and former founders, employees and contractors) who have created, invented, improved reduced to practice, developed, or made during the period of their employment or consulting relationship with any material Company Intellectual Property for the Companies, valid and enforceable written assignments of any such Intellectual Property to the Company, and the Companies have delivered true and complete copies of such assignments to Buyer. No Person is in violation of any such written confidentiality or assignment Contracts.

(c)       The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the business of the Companies. The Companies have disaster recovery and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code.  The Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The Companies are running the most current production release of all material local software and SaaS services, and all such software has, in all material respects, been updated to include all critical security patches and updates recommended by the applicable vendors. The IT Assets have not suffered any security breach or material failure.

(d)      The Companies and the former and current products, services and conduct of the business of the Companies, including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof have not infringed, misappropriated, or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or rights of publicity of any Person.  The Companies are not the subject of any pending Proceeding that either alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person or challenges the ownership, use, patentability, registration, validity or enforceability of any Company Intellectual Property, and no such claims have been asserted or threatened against any Company at any time.  No Person has notified the Companies that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by the Companies or that the Company requires a license to any of such Person’s Intellectual Property rights. There is no actual unauthorized use, interference, disclosure, infringement, misappropriation or other violation by any Person of any of the Company Intellectual Property, and no written or oral claims alleging such infringement, misappropriation or other violation have been made against any Person by the Companies.

(e)        The Companies are and always have been in material compliance with all applicable Privacy and Security Requirements. Any data collected, used or held for use by the Companies was collected, Processed, stored and provided in compliance in all material respects with all Privacy and Security Requirements, including any requirements to provide notice, obtain consent and/or implement technical measures to ensure that data does not constitute Personal Information; and there are no restrictions on the Companies’ exploitation of such data except under the Privacy and Security Requirements; and no such data has been deleted, destroyed or transferred in such a way so as to be inaccessible by the Companies following the Closing, except as required under the Privacy and Security Requirements. The Companies have not, and no third-party Processing of Protected Data on behalf of the Companies have, experienced any Security Breaches, and neither the Companies nor the Members are aware of any notices or complaints from any Person regarding such a Security Breach. The Companies have not received any written notices or complaints from any Person (including any Governmental Entity) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements, and, to the Companies’ Knowledge, there are no facts or circumstances which could reasonably serve as the basis for any such complaints. The Companies do not engage in the sale, as defined by applicable Privacy and Security Requirements, of Personal Information.

(f)         The Companies have valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Companies in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements.  The Companies have implemented, and has required all third parties that receive Personal Information or Protected Data from or on behalf of the Company to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11        Litigation. Except as set forth on Schedule 3.11, there are no, and there have not been any, Proceedings within the last three (3) years pending or, to the Companies’ Knowledge, threatened against or affecting, the Members or any Company, any of their respective assets or properties, or any director, manager, officer, executive, employee, independent contractor or agent of any Company or any staffing agency used by any Company, at law or in equity, or before or by any Governmental Entity or arbitrator. The Companies are not subject to or bound by any outstanding Orders. None of the Companies has received notice, written or oral, concerning a Proceeding challenging the transactions contemplated by this Agreement. There is no Proceeding by the Companies pending, or which the Companies have commenced preparations to initiate, against any other person.

Section 3.12        Brokerage. Except as set forth on Schedule 3.12 of the Disclosure Schedules, neither the Companies, Cannabist, the Members nor anyone on their behalf has engaged any broker, finder or similar agent in connection with the Transactions. Except as set forth on Schedule 3.12 of the Disclosure Schedules, which shall be Cannabist’s sole responsibility and liability, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Companies.

Section 3.13        Employees.

(a)       To the Knowledge of the Companies, no officer, executive, key employee or independent contractor and no group of employees and/or independent contractors of the Companies have any plans to terminate his, her or their status as an employee or independent contractor of the Companies, including upon or in connection with the consummation of the Transactions. No employee or temporary employee is employed under a Contract which cannot be terminated by Buyer with less than two weeks’ notice. None of the Companies is a party to nor bound by any collective bargaining agreement or other Contract with any labor organization and none of the Companies is obligated to nor has undertaken to recognize any labor organization as the representative of its employees. Within the past three years, none of the Companies has (i) experienced any strikes, work stoppages or slowdowns, labor grievances, claims of unfair labor practices or other material labor disputes or labor shortages or (ii) engaged in any unfair labor practices. There are no ongoing or threatened union organizing or decertification activities with respect to employees of any Company and no such activities have occurred.

(b)        Schedule 3.13(b) contains a true, complete and accurate list of each employee of the Companies, as well as each other employee of Cannabist, the Members or their Affiliates who exclusively provides services to the Business and, for each such employee, the date(s) of hire, position and title (if any), work location, current rate of compensation and rate of compensation during the 2025 calendar year (in each case, including bonuses, commissions and incentive compensation, if any), employing entity, whether such person is exempt or non-exempt for overtime pay purposes, the number of such person’s accrued but unpaid paid time off, whether such person is absent from active employment and, if so, the date such person became inactive (if known), the reason for such inactive status and, if applicable, the anticipated date of return to active employment. The employment of all employees is “at will”, without severance, and may be terminated by the Companies, at any time, for any reason or no reason, in accordance with applicable Law.

(c)       Schedule 3.13(c) of the Disclosure Schedules contains a true, complete and accurate list of each individual independent contractor providing services to the Companies, the date(s) of engagement, position and title (if any), name of an applicable contact person and contact details, location where services are provided by such independent contractor, and hourly, monthly and annual remuneration of each independent contractor.

(d)       Each Company, (i) within the past three (3) years, is and has been in compliance in all material respects with all applicable Laws respecting employment, including provisions thereof relating to employment practices, classification of employment, terms and conditions of employment, wages and hours, pay equity, equal employment, immigration, human rights and accommodation obligations, occupational health and safety, workers compensation, and employee privacy, in each case, with respect to current and former employees and independent contractors; (ii) except as disclosed on Schedule 3.13(d)(ii) of the Disclosure Schedules, is not liable for, and has not incurred any material unresolved liability with respect to, any arrears of wages, any accrued, earned or owed but unpaid salaries, commissions, bonuses, severance, paid time-off, accrued and unused vacation, other earned but unpaid compensation or other compensation for services performed by any current or former employees or independent contractors, nor any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for, and has not incurred any material liability with respect to, any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, insurance or similar benefits who performs services for or on behalf of the Companies have been properly classified by each Company as either an employee, independent contractor, or consultant in accordance with applicable Law. There is no written or verbal commitment of agreement to increase wages or modify the terms and conditions of employment or engagement of any employee, temporary employee or independent contractor of any Company. The Companies have delivered to Buyer true and complete copies of all Permits issued under applicable employment Laws. Such Permits are listed in Schedule 3.13(d) of the Disclosure Schedules, and the Companies have been operating in compliance with such Permits. Within the past three (3) years, none of the Companies have implemented any plant closing or layoff of employees triggering notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (the “WARN Act”). Schedule 3.13(d)(iii) of the Disclosure Schedules sets forth a true and complete list of all employees who have been laid off by the Company, by date and location, in the 90 day period preceding the date of this Agreement.

(e)         The Companies have provided Buyer with all inspection reports under applicable occupational health and safety Laws relating to each Company. There are no outstanding inspection Orders or any pending or threatened Proceedings made under applicable occupational health and safety Laws relating to the Companies, and there have been no fatal or critical accidents within the last three years that would be reasonably likely to lead to Proceedings against the Companies or the Members under applicable occupational health and safety Laws. The Companies have complied in all respects with any Orders issued under applicable occupational health and safety Laws, and there are no outstanding appeals of any Orders applicable to occupational health and safety Laws relating to the Companies.

(f)        To the Knowledge of the Companies, all employees of each Company employed at any time in the past three (3) years, including seasonal and temporary employees, have presented proper documentation (including Form I-9) for employment in the United States with such Company. Within the past three (3) years none of the Companies has been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Entity nor has any Company had any penalties assessed against it by any Governmental Entity due to its hire of unauthorized workers or failure to comply with applicable document collection and retention requirements.

(g)       Within the past three (3) years, there has not been a complaint or other labor-related or employment-related charge or complaint pending or threatened against the Company with the Equal Employment Opportunity Commission or any equivalent state agency, the National Labor Relations Board, the United States Department of Labor or similar Government Entity. There has not been any claim, controversy or investigation relating to, or any act or allegation of or relating to, race or sex-based discrimination, race-based or sexual harassment or sexual misconduct, or breach of any policy of any Company relating to the foregoing, in each case involving such Company and any current or former employee, officer, director, executive, or manager, individual independent contractor or other service provider  (in relation to his or her work at such Company) of such Company, nor have there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such claim, settlement or other arrangement been proposed or threatened.

Section 3.14        Employee Benefit Plans.

(a)         Schedule 3.14(a) of the Disclosure Schedules sets forth a complete and correct list as of the date hereof of each Company Employee Benefit Plan (or forms thereof with respect to individual arrangements that do not differ in any material respect from such form). For purposes of this Agreement, “Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each employment, consulting, retirement, option, equity or equity-based, phantom equity, profit sharing, bonus, commission, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, health, medical, dental, life, disability or other welfare and each other benefit or compensation plan, pension, program, policy, agreement, arrangement or Contract (i) that is maintained, sponsored or contributed to (or required to be contributed to) by any Company or any ERISA Affiliate or (ii) under or with respect to which any Company or any ERISA Affiliate has any current or contingent liability or obligation (other than any governmental plan or statutorily required benefit).

(b)        No Company Employee Benefit Plan provides, and none of the Companies has any obligation to provide or any other liability with respect to, post-employment or post-termination health or life insurance or other welfare-type benefits for any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law (“COBRA”) for which the covered Person pays the full cost of coverage). The Companies and the ERISA Affiliates have complied in all material respects and are in compliance in all material respects with the requirements of COBRA. None of the Companies nor any ERISA Affiliate sponsors, maintains, contributes to (or is obligated to contribute to) or has any liability under or with respect to: (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, or other plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) any multiple employer plan as determined under Section 413 of the Code. None of the Companies has any current or contingent material liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c)         Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has received or is otherwise entitled to rely on a current favorable determination or opinion letter to that effect from the IRS, and to the Knowledge of the Companies, no circumstance exists that would reasonably be expected to result in revocation of any such favorable determination or opinion letter or adversely affect the qualified status of such Company Employee Benefit Plan. Each Company Employee Benefit Plan and any related trust, insurance Contract or fund has been established, maintained, funded, operated, and administered, in all material respects, in accordance with its respective terms and in compliance, in all material respects, with all applicable Laws, including ERISA and the Code. (i) All contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements, and premiums or other payments required to be made prior to the Closing have been timely made, and (ii) all contributions, distributions, reimbursements and premiums or other payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. There has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There are no pending or, to the knowledge of the Companies, threatened Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits), and, to the Knowledge of the Companies, there is no circumstance that would reasonably be expected to give rise to any such Proceeding.

(d)        No Company Employee Benefit Plan is currently under audit or examination by the IRS or the Department of Labor. There are no pending or, to the knowledge of the Companies, threatened, audits, investigations, claims, suits, grievances or other Proceedings, and to the knowledge of the Companies, there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Company Employee Benefit Plan or any fiduciary or administrator thereof, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(e)         Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent events), will entitle any current or former director, officer, employee, independent contractor or consultant of any Company to separation, severance pay, termination, or any other payment or accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) or as a result of a change in control or ownership within the meaning of Section 280G of the Code due to any such individual. No material unfunded liability exists under any Company Employee Benefit Plan.

(f)        Neither the Company nor any of its ERISA Affiliates has announced in writing its intention to modify or terminate any Company Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Benefit Plan.

(g)       Schedule 3.14(g) of the Disclosure Schedules lists all Company employees covered by any written employment, consulting, severance, change-in-control or retention Contract and any non-competition, non-solicitation, non-disparagement, confidentiality, proprietary information, intellectual property rights or similar Contract with the Company (each, an “Employment and Services Agreement”).  The Company has provided Buyer with true, correct and complete copies of each Employment and Services Agreement.

(h)         None of the Companies nor any ERISA Affiliate has any obligation to contribute to, or has any current or contingent liability or obligation with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA.

Section 3.15       Insurance. Schedule 3.15 of the Disclosure Schedules sets forth a list of all insurance policies the Companies have in place, which list sets forth the name of the insurer, policy number, policy limit, deductible, premium, expiration date, scope of coverage and status of any Proceedings pending thereunder for each insurance policy (and includes a description of any self-insurance or co-insurance arrangements, including any reserves). Each such insurance policy is in full force and effect and all premiums are currently paid in accordance with the terms of such insurance policy. No current or historical limits under such insurance policies have been eroded or materially impaired by claims. There has not been a failure by any Company to give written notice of any material claim that may be insured under any such insurance policy in a timely fashion or in a manner required by such insurance policy. There is no claim pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. No reservation of rights letter or other written notice of defenses has been received by the Companies. There are no written notices of, or pending claims and the Companies have not received any written notice that any such insurance policy will be cancelled or will not be renewed. The insurance coverage maintained by the Companies is customary for businesses of similar size engaged in similar lines of business. Except as set forth on Schedule 3.15 of the Disclosure Schedules, in the past three (3) years, no claim has been made on any of the Companies’ insurance policies.

Section 3.16        Compliance with Laws; Permits.

(a)         Except as set forth in Schedule 3.16(a), (i) the Companies have complied for the past three (3) years and are in compliance, in each case, in all material respects, with all applicable Laws and no notices have been received by and no claims have, for the past three (3) years, been filed against any of the Companies alleging a violation of any such Laws other than immaterial violations that have been resolved prior to the date hereof, (ii) for the past three (3) years, none of the Companies has received any written notice of any violation or any alleged violation of any Law with respect to any Company and its business, or any investigation relating thereto, and (iii) no officer, director, manager, employee, independent contractor, consultant, advisor or agent of any Company has been or is authorized to make or receive, and none of the Companies’ officers, directors, managers, employees or consultants or advisors or agents have made or received, any bribe, kickback payment or other illegal payment at any time with respect to the Business.

(b)         The Companies (i) hold all Permits required for the ownership and use of its assets and properties and the conduct of the Businesses as currently conducted and that are that necessary to operate the Companies’ cannabis businesses in the State of Ohio consistent with Ohio Cannabis Laws, including the Marijuana Permits, and Schedule 3.16(b) sets forth a list of all of such Permits, held, or to be held, by each Company (including all applications submitted by a Company to obtain any such Permit), the identity of such Company, together with the Governmental Entity responsible for issuing such Permit, the status thereof (i.e., temporary, provisional, annual, operational, application submitted, under construction, or otherwise, in each case, as applicable to such Permit), the activity that such Permit authorizes, and the expiration date of such Permit; and (ii) for the past three (3) years have been and are in compliance with all terms and conditions of any such Permits. The Companies have made available to the Buyer true and correct copies of the Permits and any related licenses, permits and authorizations to operate, all of which are validly issued and in good standing. Except with respect to the Non-Operational License, which as of the date hereof  has received site control for the Additional Location from the DCC and must receive its provisional license and certificate of operation from the DCC to become operational, all Permits necessary for the conduct of the Business by any Company and the ownership and use of its assets as currently conducted and as currently proposed to be conducted have been obtained by such Company and are operational, valid and in full force and effect. No Governmental Entity has threatened in writing (or, to the Companies’ Knowledge, orally) the suspension, cancellation or invalidation of any Permit held by any Company or the commencement of any investigation relating thereto. Upon receipt of the Ohio Transaction Approval, all such Permits may be relied upon by Buyer and the Companies for lawful operation of the Business on and immediately after the Closing without transfer, reissuance or other Governmental Entity action.

(c)           Except as set forth in Schedule 3.16(c), (i) neither the Members, Cannabist, nor the Companies has received any written notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Companies conduct business, (ii) there are no Assessments that are unpaid as of the date hereof, and there are no facts or circumstances that would be reasonably likely to result in an increase in liability to the Companies after the Closing Date under any applicable workers’ compensation or workplace safety and insurance Laws and (iii) the Companies’ accident cost experience relating to the Companies’ business is such that there are no pending Assessments, and there are no claims or potential claims which may adversely affect the Companies’ accident cost experience.

Section 3.17          Environmental Matters.

(a)          The Companies and the Real Property are and have been in material compliance with all applicable Environmental Laws. The Companies have timely obtained, maintain in full force and effect, and are in material compliance with, all Permits required by Environmental Laws to operate the Businesses as conducted as of the Closing Date. No Company has knowledge of any facts or circumstances concerning any alleged violation or Loss arising under any Environmental Law or Permit thereunder with respect to the Real Property or the Businesses.

(b)          There exists no Order, notice of violation, notice of potential responsible party liability, nor any Proceeding, pending or, to the Company’s Knowledge, threatened, against the Members or the Companies pursuant to any Environmental Law or Permit thereunder relating to (i) the lease, occupation or use of the Real Property, (ii) any alleged violation of or liability under any Environmental Law or Permit thereunder, (iii) the alleged or suspected presence, release or threatened release of or the exposure to any Hazardous Materials (collectively “Environmental Claims”).

(c)           Except as set forth on Schedule 3.17(c) of the Disclosure Schedules, no Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any Hazardous Material, in each case at any location (including, without limitation, as a result of the sale of products or services by the Companies), or owned or operated any real property or facility contaminated by any Hazardous Material by any Person, so as to have given or as may give rise to any liabilities (contingent or otherwise), including any investigatory, corrective or remedial obligations, pursuant to Environmental Laws or any Permit thereunder.

(d)        The Companies have not assumed, undertaken, become subject to, or provided an indemnity with respect to any liability, including any investigative, corrective or remedial obligation, of any other Person relating to Environmental Laws.

(e)         The Companies have furnished to Buyer true and complete copies of all environmental audits, reports, Order arising under Environmental Laws or Permits thereunder, documents and pleadings related to any Environmental Claim and other material environmental documents relating to the Company and the Leased Real Property that is in its possession, custody or control.

Section 3.18       Affiliated Transactions. Except as set forth on Schedule 3.18 of the Disclosure Schedules, no Insider is indebted to any Company, nor is any Company indebted (or committed to make loans or extend or guarantee credit) to any Insider, nor is any Insider a party to any Contract or other transaction with any Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any Company.

Section 3.19          Indebtedness. Except as set forth on Schedule 3.19 of the Disclosure Schedules, none of the Companies has any Indebtedness.

Section 3.20          Product Liability. The Companies do not have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Companies or with respect to any services rendered by the Companies. To the Knowledge of the Company, each product sold or delivered and each service rendered by the Companies has been in conformity in all material respects with applicable Law, contractual commitments and express and implied warranties and the Companies do not have any liability or obligation for replacement thereof. There are no product recalls or withdrawals or requests for product recalls or withdrawals by any Governmental Entity or by any customer of the Companies.

Section 3.21         Bank Accounts; Identification Numbers. Schedule 3.21(a) of the Disclosure Schedules sets forth a true, complete and correct list of all banks or other financial institutions with which any Company has an account, showing the type and account number of each such account, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith. Schedule 3.21 (b) of the Disclosure Schedules sets forth a true, complete and correct list of all employer identification numbers and state identification numbers of the Companies.

Section 3.22         No Other Representations or Warranties. Except for the representations and warranties made by Companies, Cannabist, and the Members  in this Article III (as modified by the Schedules), none of the Companies, Cannabist, or the Members or any other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Company, the Members, Cannabist or the Equity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Members, Cannabist, and the Companies to enter into this Agreement and consummate the Transactions, Buyer hereby represents and warrants that each of the following representations are true and correct as of the date hereof and as of the Closing Date:

Section 4.1           Organization; Authorization. Buyer is a corporation duly formed under the Laws of the State of Delaware with full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of the Transaction Agreements to be executed and delivered by Buyer and the consummation of the Transactions have been duly authorized by all requisite action on the part of Buyer and no other Proceedings on the part of Buyer is necessary to authorize the execution, delivery or performance of the Transaction Agreements. The Transaction Agreements to be executed and delivered by Buyer constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2          Non-contravention. Other than the Ohio Transaction Approval and the approval of Buyer’s senior lenders and/or their agent (such approval which Buyer has obtained on or prior to the date of this Agreement), and subject to the Sale Order having been entered and still being in effect and not subject to any stay pending appeal at the time of Closing, the execution, delivery and performance of the Transaction Agreements and the consummation of the Transactions by Buyer do not and will not (a) require the authorization, consent or approval of, an exemption or waiver from, notice or declaration to, or the filing of any document or with, or the payment of any amounts to, any Person, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both) the governing documents of Buyer or (c) violate any Law or Order.

Section 4.3           Sufficiency of Funds. Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to (a) pay the Initial Closing Cash Payment at the Closing, (b) pay all amounts (including principal and accrued interest) when due under the Promissory Note, (c) make payment of the Excess Amount, if any, and (d) consummate the Transactions; and Buyer acknowledges that its obligations hereunder are not conditioned upon the availability of any financing.

Section 4.4            No Litigation. There are no, and there have not been any, Proceedings pending or threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Entity or arbitrator that would reasonably be expected to impact Buyer’s ability to consummate the Transactions or otherwise impede Buyer’s ability to purchase or own the Equity. Buyer is not subject to or bound by any outstanding Orders applicable to the Transactions.

Section 4.5         Brokerage. Neither Buyer nor anyone on its behalf has engaged any broker, finder or similar agent in connection with the Transactions. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement made by or on behalf of the Buyer.

Section 4.6         No Other Representations or Warranties. Buyer has conducted its own independent review and analysis of the Equity and acknowledges that it has been provided with access to the properties, premises and records of the Company for this purpose. In entering into this Agreement, Buyer relied solely upon its own investigation and analysis and the representations and warranties of the Company, Cannabist and the Members set forth in this Section 4.6, and Buyer acknowledges and agrees that, except for the representations and warranties made by the Company, Cannabist and the Members in Article III (as qualified by the Disclosure Schedules) and in the other Transaction Agreements, neither Cannabist, the Company, nor the Members or other Persons makes any other express or implied representation or warranty, either written or oral, with respect to the Company or the Equity, and Buyer has not relied upon and is not relying upon any other express or implied representation or warranty, either written or oral, or any other information or communications in its determination to effect the transactions contemplated by this Agreement.

ARTICLE V
PRE-CLOSING COVENANTS

Section 5.1         Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as set forth in Schedule 5.1 or as otherwise consented to in writing by Buyer (which consent may not be unreasonably withheld, delayed or conditioned), in compliance with the CCAA or the Chapter 15 Proceeding or as ordered by the Canadian Court or the Chapter 15 Court, (i) the Companies shall conduct their business in the Ordinary Course of Business (provided, that actions taken (A) at Buyer’s written request or (B) as required by applicable Law or Order shall be deemed to be in the Ordinary Course of Business and shall not constitute a breach of this Section 5.1; and provided further, that nothing in this Section 5.1 shall prohibit the Company from making cash payments under intercompany Indebtedness (including amounts owing to Cannabist, the Members or any of their Affiliates) identified in Schedule 3.19 of the Disclosure Schedules, provided that no such transfer shall cause the Companies to become insolvent or unable to operate in the Ordinary Course of Business), and (ii) without limiting the foregoing, from the date hereof until the Closing Date, each Company shall, and the Members and Cannabist shall cause each Company to:

(a)           pay its debts, Taxes and other obligations when due;

(b)        maintain the assets owned, operated, or used by it in substantially the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and the sale of inventory and other assets in the Ordinary Course of Business;

(c)           maintain a level and mix of inventory substantially commensurate with past practices;

(d)          (i) perform all of its obligations under all Material Contracts and (ii) not amend in any material respect, terminate, cancel, renew or waive any material rights under any Material Contract, or enter into any Material Contract (or any Contract that would be required to be included on the Disclosure Schedules), except, in each case, in the Ordinary Course of Business (including renewals and extensions in the Ordinary Course of Business);

(e)           not accelerate any accounts receivable of the Company or delay any accounts payable of the Company;

(f)           maintain its books and records in the Ordinary Course of Business;

(g)          maintain and preserve intact the current organization, business and franchise of the Companies and preserve the rights, franchises, goodwill and relationships of the Companies’ employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies;

(h)          not take or permit any action that would reasonably expect to have, individually or in the aggregate, a Material Adverse Effect, or fail to take any action, the omission of which would reasonably be expected to have a Material Adverse Effect;

(i)          not issue, sell, grant, dispose of, pledge or otherwise encumber any Equity, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any Equity, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Equity, voting securities or equity interests;

(j)           not (i) redeem, purchase or otherwise acquire any of its outstanding Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts or acquire any Equity, voting securities or equity interests or (ii) form any subsidiary;

(k)           not split, combine, subdivide or reclassify any Equity;

(l)        other than in connection with a debtor-in-possession or similar financing incurred by Cannabist and/or its Affiliates in compliance with the CCAA (so long as the terms of such financing include a consent to the transactions contemplated by this Agreement and a covenant to unconditionally (other than a condition that the use of proceeds from the Closing be used to repay such financing) and irrevocably release the Companies from any such financing agreements and from any and all obligations and liabilities of the Companies with respect to such financing (including any Liens on the assets or equity interests of the Companies) upon the Closing), not incur or assume any Indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of such Company or cancel or compromise any debt or claim or waive or release any material right of such Company regarding such debt without Buyer’s prior written approval;

(m)          not commit to make any capital expenditure in excess of $20,000 individually or $100,000 in the aggregate;

(n)          not directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person;

(o)           not make any loan or advance to or investment in any Person;

(p)          not (i) hire any employees other than in the Ordinary Course of Business, (ii) increase the compensation payable or to become payable by such Company other than in the Ordinary Course of Business, (iii) grant any bonus, benefit or other direct or indirect compensation to any employees other than to new employees or as provided for under any Company Employee Benefit Plan(s) in existence as of the date hereof, (iv) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any employees or otherwise modify or amend or terminate any such plan or arrangement, or (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar Contract (or amend any such Contract);

(q)          not (i) change or revoke any material election concerning Taxes, (ii) file any amended Tax Return, (iii) enter into any closing agreement or waiver or extension of the statute of limitations period with respect to any Tax Proceeding, (iv) settle any Tax Proceeding or obtain any Tax ruling, (v) change any method of accounting of the Companies for Tax purposes; (vi) change any annual accounting period of such Company with respect to any Tax (vii) make any election with respect to Taxes that is outside the Ordinary Course of Business, or (viii) take any action or enter into any other transaction outside the Ordinary Course of Business that would have the effect of increasing the Tax liability or reducing any Tax assets of the Companies or Buyer in respect of any taxable period of the Companies beginning after the Closing Date;

(r)          not make any changes in accounting methods, principles or practices, except as may be required by a change in GAAP or applicable Law;

(s)            not amend any Governing Documents of the Companies;

(t)         not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, other than in connection with the Canadian Proceeding or a Chapter 15 Proceeding;

(u)           not acquire or dispose of any properties or assets outside the Ordinary Course of Business;

(v)           not allow any properties or assets to become subject to a Lien, other than a Permitted Lien;

(w)        not settle, compromise or initiate any Proceeding relating to the Business other than the Chapter 15 Proceeding or any settlement or release entered into in the Ordinary Course of Business that (A) contemplates only the payment of money without ongoing limits on the conduct or operation of the Business, (B) results in a full release of the applicable Companies with respect to the claims giving rise to such action, or (C) involves the payment of liabilities reflected or reserved against in full in the Financial Statements;

(x)          not declare, set aside, establish a record date for, make or pay any dividend or distribution (whether payable in cash, equity, property or a combination thereof) with respect to any equity interests of the Companies, or enter into any Contract with respect thereto;

(y)          maintain the Companies’ Permits and not initiate or cause to be initiated any Proceeding related to or in connection with the grant of Permits by any Governmental Entity pursuant to, in relation to, or otherwise in connection with the Ohio Cannabis Laws;

(z)         not materially change the Companies’ cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(aa)         not transfer or assign or grant any license or sublicense under or with respect to any Company Intellectual Property other than non-exclusive licenses in the Ordinary Course of Business, or abandon or fail to maintain in full force and effect any registered Company Intellectual Property;

(bb)          maintain reasonable measures to protect the confidentiality of any trade secrets;

(cc)          not enter into any new line of business or abandon or discontinue any existing line of the Companies’ businesses;

(dd)       not file a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(ee)         not settle, or enter into any agreement that has the effect of settling, any Antitrust Claim that is binding upon the Companies, unless such settlement or agreement provides for (A) cash fines and penalties that are below $1 million and (B) does not involve any injunctive relief;

(ff)         provide the Buyer with notice of any filings or material updates in any Antitrust Claim and consider in good faith any comments of Buyer to any filing by any Company relating to any Antitrust Claim; provided, that, this clause (ff) shall not require Cannabist, any Member or any Company to take any action that will have the effect of materially delaying, impairing, or impeding any filing or strategy in respect of the Antitrust Claim; and provided further that any discussions with any other Person that is a party or a potential party to an Antitrust Claim about a joint defense arrangement or agreement shall be deemed to be material under this clause (ff);

(gg)        not enter into any joint defense arrangement or agreement with any other Person that is a party or potential party to an Antitrust Claim; and

(hh)         not offer or provide any material discounts or engage in any material promotional activities that are not substantially consistent with the Companies’ past practices as have been presented to Buyer in writing.

Section 5.2            Access to Information; Confidentiality.

(a)          From the date hereof until the earlier of the termination of this Agreement in accordance with Article VIII or the Closing, the Companies shall (i) afford Buyer and its representatives reasonable access to and the right to inspect, with reasonable advance notice, all of the assets, premises, books and records, Contracts and other documents and data related to the Companies or the Business (ii) furnish Buyer and its representatives with such financial, operating, and other data and information of the Companies or the Business as Buyer and its representatives may reasonably request; and (iii) instruct the representatives of the Companies to reasonably cooperate with Buyer and its representatives in their investigation of the Companies or the Business.  No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by the Companies, the Members or Cannabist in this Agreement or any other Transaction Agreement.

(b)         The Parties agree that the terms of the Transaction Agreements and all information exchanged hereto shall be Confidential Information (as defined in the Confidentiality Agreement) and shall be kept confidential by the Parties and their representatives and not disclosed to any other Person without the prior consent of the other party; provided that (i) the Parties may, with the other Party’s prior written consent, issue a press release detailing the general terms of the Transactions, which press release may be publicly filed with Cboe, the SEC or other regulatory bodies, (ii) the Parties may, upon prior written notice to the other Parties, disclose such information and/or issue a press release to the extent required by applicable Law, the DCC, the CCAA, the Canadian Court or Cboe policy (provided that, to the extent not prohibited by applicable Law, in the case of a press release, Cannabist shall first provide Buyer with advance notice of its intent to issue any such press release and a reasonable opportunity (but in any event at least three (3) Business Days) to review and comment on such press release prior to its issuance, and Cannabist shall consider Buyer’s comments in good faith; and provided further, that, unless consented to by Buyer in writing, any such disclosure or press release shall be limited to the information required to be disclosed or announced by applicable Law, the DCC, the CCA, the Canadian Court and/or Cboe policy), and (iii) each Party and their respective Representatives (as defined in the Confidentiality Agreement) may disclose the terms of the Transaction Agreements to their respective lenders, Affiliates, insurers and advisors and other Representatives on a confidential and need-to-know basis. Notwithstanding the foregoing, nothing in this Section 5.2(b) will prevent any party hereto from making any other public disclosure required by Law or the rules or policies of any stock exchange; provided that any such disclosure shall be limited to disclosures required to be made under applicable Law or the rules or policies of an applicable stock exchange. Subject to this Section 5.2(b), the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Buyer, its Representatives (as defined in the Confidentiality Agreement) and any other third party who signed (or signs) a joinder thereto subject to and in accordance with the Confidentiality Agreement as if parties thereto) until the Closing, at which time the obligations under the Confidentiality Agreement shall terminate. If for any reason the Closing does not occur and this Agreement is terminated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.3           Notice of Certain Events. From the date hereof until the Closing, the Companies shall promptly notify Buyer, and the Members and Cannabist shall cause the Companies to promptly notify Buyer in writing of:

(a)         any fact, circumstance, event, or action, the existence, occurrence, or taking of which (i) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company Group hereunder not being true and correct, (iii) has resulted in, or could reasonably be expected to result in a breach of this Article V or (iv) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied;

(b)           any notice or other communication from any Person alleging that the consent of, or any notice or payment to, such Person is or may be required in connection with the transactions contemplated hereby;

(c)           any notice or other communication from any Governmental Entity in connection with the Transactions;

(d)          any updates or developments relating to the Canadian Proceeding that could reasonably be expected to impact the Transactions;

(e)           any updates, developments or filings required to be provided under Section 5.1; and

(f)           any Proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company Group that, if pending on the date of this Agreement, would have been required to have been disclosed in the Disclosure Schedules or that relates to the consummation of the transactions contemplated hereby.

No receipt of information pursuant to the terms of this Agreement shall operate as a waiver or otherwise affect any representation, warranty, agreement given or made by the Companies, the Members or Cannabist in this Agreement or any other Transaction Agreement, and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.4            Governmental Approvals.

(a)           Each Party shall, as promptly as possible following the execution of this Agreement, (i) use reasonable best efforts to make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates or any rules or policies of any stock exchange (including those required to obtain the Ohio Transaction Approval); and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, Orders, and approvals from all Governmental Entities that may be or become necessary in connection with the execution and delivery of this Agreement and the performance of his, her or its obligations pursuant to this Agreement and any other certificate, agreement, document, or instrument to be executed and delivered by it in connection with the Transactions (including those required to obtain the Ohio Transaction Approval). Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, Orders, and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, Orders, and approvals.

(b)          Without limiting the generality of the undertakings of the Parties pursuant to clause (a) above, each of the Parties shall use all reasonable best efforts to:

(i)          make, or cause to be made, any filings, applications, submissions and notices required under applicable Law in order to permit consummation of the transactions contemplated hereunder

(ii)          respond to any inquiries by any Governmental Entity regarding matters with respect to the Transactions;

(iii)         avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the Transactions; and

(iv)        in the event any Order adversely affecting the ability of the Parties to consummate the Transactions has been issued, have such Order vacated or lifted.

(c)          Buyer shall have the opportunity to reasonably review all such filings, applications, submissions and notices, and such filings, applications, submissions and notices shall be in the form reasonably acceptable to Buyer (such consent not to be unreasonably withheld, conditioned or delayed). Except with respect to the Canadian Proceeding, which shall be Cannabist’s sole responsibility, any fees required to be paid in connection with such filings, applications and submissions shall be shared equally by Buyer, on the one hand, and the Members and/or Cannabist, on the other.

Section 5.5         No Solicitation of Other Bids. Each Person of the Company Group shall not, and shall not authorize or permit any of its respective Affiliates (including the Companies) or any of their Representatives to, directly or indirectly: (a) initiate, solicit, entertain or knowingly encourage or facilitate any inquiries or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, including by granting a limited waiver, amendment or release under any pre-existing “standstill” or other similar provision solely to the extent necessary to allow for an Acquisition Proposal or amendment to an Acquisition Proposal to be made by such Person to the Companies or the board of directors/managers of the Companies on a confidential basis, (b) enter into or participate in any discussions or negotiate with any Person in connection with any such inquiries or Acquisition Proposal, (c) provide any non-public information concerning the Companies to any Person in connection with any Acquisition Proposal or potential Acquisition Proposal, (d) conduct an auction or similar bidding process to advance any Acquisition Proposal (or a proposal that could reasonably be expected to lead to an Acquisition Proposal), or (e) negotiate or enter into any letter of intent, Contract or any agreement in principle or arrangement, whether binding or not, relating to an Acquisition Proposal.  From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with the terms herein, each of the Companies, the Members and Cannabist and their respective Representatives will, and will cause each of their respective Affiliates and their Representatives to (i) cease and cause to be terminated any activities, discussions or negotiations conducted with any Person (other than Buyer and its Affiliates) with respect to any Acquisition Proposal, (ii) cease to provide any information to any such Person or their Representatives, and (iii) to the extent permitted under an applicable confidentiality agreement, request the return or destruction of all confidential information provided to such parties in connection with any Acquisition Proposal. From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with the terms herein, each of the Companies, the Members and Cannabist further agrees that it shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Buyer after receipt of any Acquisition Proposal, or any request for non-public information relating to the Companies or their businesses with respect to an Acquisition Proposal, or for access to the properties, books or records of the Companies by any Person that has made an Acquisition Proposal. For greater certainty, nothing in this Section 5.5 shall require any Party to violate any Order of the Canadian Court; provided that the Members and Cannabist shall not seek any Order that would authorize any auction or bidding process adverse to this Agreement without Buyer’s prior written consent.

Section 5.6            Canadian Court Approval.

(a)         Each Party acknowledges that this Agreement and the sale of the Equity to Buyer are subject to Canadian Court approval pursuant to the Sale Order. From and after the date of execution of this Agreement and until the Closing Date, the Members and Cannabist shall (x) deliver to the Buyer copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that relate, in whole or in part, to this Agreement that are to be filed by the Members in connection with the approval of the Transactions contemplated by this Agreement by the Canadian Court in advance of their filing, and (y) provide the Buyer with a reasonable opportunity to review and comment thereon. The Members shall act reasonably and in good faith in considering any comments provided by the Buyer to such papers.

(b)         Each of the Members, Cannabist and the Companies shall use reasonable best efforts to obtain entry of the Sale Order as promptly as practicable. None of the Members, Cannabist or the Companies shall submit to or seek from the Canadian Court any term or change in the form of the Sale Order that is adverse to Buyer without Buyer’s prior written consent. The Members, Cannabist and the Companies shall use reasonable best efforts to support the approval sought from the Canadian Court, including coordinating with the court‑appointed monitor.

(c)          At any time before or after Closing, in any Canadian Proceeding or Chapter 15 Proceeding, Cannabist and the Members shall not seek, support or consent to any order that grants or purports to grant any Lien (including any debtor-in-possession or other court‑ordered charge) against the New Sub or its assets or equity.

(d)          As soon as practicable, and in any event prior to the Closing, each of the Members, Cannabist and the Companies shall use reasonable best efforts to seek and support the entry by the Canadian Court of an order (the “Release Order”) and if the Chapter 15 Proceeding is commenced and remains pending, use reasonable best efforts to seek recognition of the Release Order in the Chapter 15 Proceeding, releasing, to the fullest extent permitted by applicable Law, Buyer, its Affiliates, the New Sub and the New Sub Member, and their respective current and former directors, officers, employees, consultants, legal counsel and advisors (collectively, the “Buyer Released Parties”), from any and all claims, liabilities, Liens, actions, causes of action, damages, Taxes or obligations of any nature or kind whatsoever (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured or due or not yet due, in law or equity and whether based in statute or otherwise) arising out of or relating to this Agreement, any agreement, document, instrument, matter or transaction involving the Members, Cannabist or the Companies entered into in connection with or pursuant to this Agreement or the other Transaction Agreements, and/or the consummation of the Transactions, the restructuring and sale efforts of the Members, Cannabist and the Companies, the Canadian Proceeding or the Chapter 15 Proceeding; provided that (i) nothing herein or in the Release Order shall release, limit or impair any obligations of any Buyer Released Party under or pursuant to this Agreement or the other Transaction Agreements, (ii) no release shall extend to any claim that is not permitted to be released pursuant to the CCAA or other applicable Law, and (iii) no release shall extend to any claim resulting from the fraud or wilful misconduct of any Buyer Released Party.

Section 5.7            Employee Matters.

(a)        The Companies (and their Affiliates) shall provide Buyer reasonable access to each individual who provides services exclusively to the Companies, and Buyer or one of its Affiliates may, in its discretion, offer post-Closing employment to each such individual, including those who are not actively at work on the Closing Date due to a temporary furlough, leave of absence (including medical leave, military leave, or workers’ compensation leave) or short-term or long-term disability (the “Offered Employees”)  (any such employment offers to be contingent on the occurrence of the Closing and to commence effective as of 12:01am local time on the Closing Date).  The Offered Employees who accept employment on the terms and conditions set forth by Buyer or its Affiliates prior to the Closing shall be referred to herein as “Transferred Employees.” The Persons who do not accept, or are not offered, employment with Buyer or one of its Affiliates, shall be referred to herein as “Non-Transferred Employees.”  On the Closing Date, at Buyer’s request, Cannabist shall cause any Transferred Employee to terminate employment with the applicable employer entity (to the extent not the Companies) (such applicable entity, the “Employer”) and transition to the applicable employment entity designated by Buyer. Prior to the Closing, Cannabist shall ensure that all obligations in respect of each Transferred Employee are performed and satisfied on the account of Cannabist or the Employer prior to or on the Closing Date. No later than the Closing Date, Cannabist shall ensure that (x) the Employer makes all payments of severance required to be paid under any employee benefit plan or statutory requirement that provides for any severance obligations or termination pay which could become Indebtedness of the Companies under operation of law or otherwise, to be paid to each Transferred Employee entitled to such payment, and (y) the Employer uses reasonable best efforts to obtain an acknowledgement and release of claims relating to such Transferred Employee’s employment with Employer. Subject to the terms of this Agreement, Cannabist, on behalf of itself, the Employer and each member of the Company Group shall, and does hereby, consent to the hiring of any such Transferred Employees by the Companies following the Closing Date and hereby waives any claims or rights the Company Group may have against the Companies, Buyer or any such Transferred Employee, effective as of the Closing Date, from any existing non- competition, non-solicitation, or confidentiality obligation or employment agreement or otherwise, owed to the Company Group with respect to any Company’s hiring of the Transferred Employees.

(b)         Except as described in this Section 5.7, neither Buyer nor any of its Affiliates (including for the avoidance of doubt, the Companies following the Closing) shall have any liability with respect to any Non-Transferred Employee or former employee, consultant or retiree of the Company Group (including any Person currently covered by any Company Employee Benefit Plan who is not a Transferred Employee), regardless of when such liability arose or occurred (whether on, prior to or after the Closing Date). Cannabist and the Members shall be solely responsible for the payment of, and shall pay, not later than the Closing, all compensation, including, without limitation, all wages, salaries, commissions and employee benefits, including any vacation pay, severance pay, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs to any of the current employees, former employees, consultants, former consultants or retirees based on or arising under their employment or engagement with the Companies, excluding, with respect to Transferred Employees, all wages and salaries for the payroll period during which the Closing occurs to the extent accounted for in Working Capital (as adjusted pursuant to Section 2.4). Buyer and its Affiliates (including for the avoidance of doubt, the Company following the Closing) shall have no liability with respect to the foregoing. Neither Buyer nor any of its Affiliates (including for the avoidance of doubt, the Companies following the Closing) shall assume any liability with respect to any Company Employee Benefit Plan or other employee benefit plan of any kind or nature maintained by the Employer for any of its employees, former employees, consultants, former consultants or retirees, except with respect to liabilities that relate to or arise out of services performed by Transferred Employees for the Companies after the Closing Date. To the extent the Closing occurs during a regularly scheduled payroll period of an Employer, Buyer or an Affiliate of Buyer shall be responsible for all wages and salaries (including the employer portion of any payroll or other employment Taxes that are attributable to any such amounts) payable to Transferred Employees for the entirety of such payroll period to the extent accounted for in Working Capital (as adjusted pursuant to Section 2.4), whether such obligations accrued during such Transferred Employee's employment with the Employer or Buyer or an Affiliate (collectively, the “Assumed Payroll Liabilities”).

(c)        Nothing contained herein, express or implied, shall (i) confer upon any individual (including any Transferred Employee, Non-Transferred Employee, employee, other service provider to the Companies, or retiree, or any dependent, beneficiary or legal representative of any of the foregoing Persons) any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits, (ii) constitute the establishment, adoption, modification, amendment or termination of any Company Employee Benefit Plan or any other employee benefit plan, program, policy, arrangement or agreement maintained by the Employer, or the Company Group, or (iii) confer upon any individual (including any Transferred Employee, Non-Transferred Employee, employee, other service provider to the Companies, or retiree, or any dependent, beneficiary or legal representative of any of the foregoing Persons) any right as a third-party beneficiary of this Agreement.

Section 5.8            Pre-Closing Restructuring.

(a)           Prior to the Closing, and as promptly as practicable following the date of this Agreement, CCO shall apply for a variance from the Ohio Division of Cannabis Control to permit CCO to cause the provisional license for the Additional Location and all assets exclusively related to the Additional Location to be transferred to a newly formed entity, as a direct, wholly owned subsidiary (“New Sub”) of Cannabist (“New Sub Member”); provided such transfer shall not occur until such variance is granted, and with such approved transfer to be effective immediately prior to, and subject to, the Closing.

(b)         Subject to the foregoing, if, at or prior to the Closing, the Ohio Division of Cannabis Control has not issued a certificate of operation for the Additional Location, then the following shall occur:

(i)        CCO shall transfer the provisional license for the Additional Location and all assets exclusively related to the Additional Location to New Sub;

(ii)        New Sub Member shall grant Buyer an option to buy all of the issued and outstanding equity, voting and economic interests of New Sub from New Sub Member in exchange for the purchase price of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Additional Location Deposit”) pursuant to a Membership Interest Purchase Option Agreement, in form and substance attached hereto as Exhibit F (the “MIPOA” and the Transactions, the “Option”); and

(iii)        New Sub, Buyer and certain of their respective Affiliates shall enter into a loan and security agreement, in each case in form and substance attached hereto as Exhibit G (the “Grid Note”), and a Consulting and Staffing Services Agreement, in form and substance attached hereto as Exhibit H (such exhibits collectively, the “MIPOA Ancillary Agreements” and together with the MIPOA, the “MIPOA Documents”); provided that the Members shall provide copies of all such MIPOA Documents to the Ohio Division of Cannabis Control prior to and in advance of execution thereof.

(c)          Notwithstanding the foregoing, in the event the Ohio Division of Cannabis Control requests any amendments with respect to the Additional Location, the Parties shall cooperate and negotiate in good faith (i) to agree upon an alternative arrangement and structure to effectuate the transactions contemplated by this Agreement or any Transaction Agreement that most closely captures the intentions of the existing Transaction Agreements, and (ii) to amend the Transaction Agreements, or enter into any subsequent Transaction Agreements, that ensures Buyer is able to acquire the Additional Location and all assets primarily related to the Additional Location.  Except to the extent requested or caused by Buyer or its Affiliates (including the Companies after the Closing), neither the Cannabist nor the Members (nor prior to the Closing, the Companies) shall take or fail to take any action that would reasonably be expected to cause (i) the provisional license for the Additional Location to be suspended, forfeited, surrendered, or revoked, or (ii) the Ohio Division of Cannabis Control to not approve the transfer of the provisional license to the Additional Location.  Following the Closing, the Cannabist and Members shall cooperate in good faith, and shall cause their employees and representatives to cooperate, with Buyer and the Companies in connection with the transfer of the provisional license to the Additional Location. Notwithstanding anything to the contrary herein, all transactions contemplated by this Section 5.8 with respect to the Additional Location and the MIPOA Documents shall be subject to and contingent upon all such approvals of the Ohio Division of Cannabis Control required by applicable Law, including the Ohio Cannabis Laws and, subject to the first sentence of this Section 5.8(c), nothing shall require any Party to violate any Law.

Section 5.9            Guarantees; Other Obligations. At or before the Closing, subject to the agreement of an applicable beneficiary or counterparty to a Seller Guarantee, Buyer shall (a) arrange for substitute letters of credit, Buyer guarantees and other obligations to replace (i) any Seller Guarantees outstanding as of the date of this Agreement and (ii) any Seller Guarantees entered into, with Buyer’s prior written consent, in the ordinary course of business during the period between the date of this Agreement and the Closing Date or (b) assume all obligations under each Seller Guarantee, and obtaining from the creditor, beneficiary or other counterparty a full release (in a form and substance reasonably satisfactory to Cannabist) of Cannabist and/or any Member or any of their respective Affiliates (other than the Companies following the Closing) from such Seller Guarantee.  To the extent the beneficiary or counterparty under any Seller Guarantee does not accept as of the Closing any such substitute letter of credit, Buyer guarantee or other obligation proffered by Buyer, effective from and after the Closing Date, Buyer shall (x) only with respect to liabilities arising following the Closing, indemnify, defend and hold harmless Cannabist, the Members, and their respective Affiliates against, and promptly reimburse Cannabist, the Members, and their respective Affiliates for, all actual amounts paid to third parties, including actual third party costs or expenses in connection with such Seller Guarantees following the Closing, and (y) not, without Cannabist’s prior written consent, amend in any manner adverse to Cannabist, the Members, and their respective Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation support by any Seller Guarantee prior to the irrevocable and unconditional release of Cannabist, the Sellers and their Affiliates.

Section 5.10         Change of Ownership Applications. The Parties shall cooperate in good faith to complete a change of ownership application for each holder of the Marijuana Permits. In connection therewith, Buyer shall provide, or arrange for the submission to the DCC of, all necessary information and background check requirements on behalf of each owner of the Buyer (as “owner” is defined in the applicable regulations promulgated by the Ohio Division of Cannabis Control) in compliance with all applicable Laws (the “Change of Ownership Applications”).

Section 5.11          Interim Financials and Reporting. From the date hereof until the Closing, within forty (40) calendar days following the end of each calendar month, the Companies shall use commercially reasonable efforts to deliver to Buyer each month (i) an income statement, (ii) balance sheet, (iii) report of monthly retail revenue for the prior month by store for all Company stores (each a “Monthly Revenue Report”), (iv) an updated tracker for such prior month in the form attached as Exhibit I, which details include for the avoidance of doubt, harvest date, biomass harvested (wet and dry weights), and square footage harvested, and (v) an accounts receivable and accounts payable aging report, in each case, updated for such month.  In addition, from the date hereof until the Closing, on a weekly basis and no later than the Friday following the applicable prior week, the Companies shall deliver to Buyer a report detailing the revenue for all Companies for the applicable week, with an applicable week starting on Monday morning at 12:00am Eastern Time and ending on Sunday at 11:59pm Eastern Time.  Notwithstanding anything to the contrary, at least three (3) Business Days prior to the Closing Date, the Companies shall deliver a Monthly Revenue Report for the full calendar month prior to the Closing and a partial Monthly Revenue Report for the period beginning on the first day of the calendar month during which the Closing occurs and ending on the last completed calendar day prior to the date such report is delivered.

Section 5.12         Closing Conditions. From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1            Survival of Representations and Warranties; Indemnification.

(a)         Survival. Except (i) as set forth in Section 6.1(b), Section 6.2 or Section 8.2, (ii) for any covenant that by its terms is to be performed (in whole or in part) by any Party following the Closing (which covenants shall survive the Closing in accordance with their terms), and (iii) except with respect to Fraud on the part of a Party, none of the representations, warranties, or covenants of any Party set forth in this Agreement shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing; provided the foregoing survival shall only apply to the Parties and their respective successors and assigns, and is not intended to limit, and shall not be deemed to limit, any Party’s rights to recovery from insurers under any insurance policy of a Party.  Subject to Section 6.1(b)(ii)(A), the indemnification obligations set forth in Section 6.1(b) shall survive until the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days (provided, notwithstanding the foregoing, the indemnification obligations set forth in Section 6.1(b)(i)(A) shall survive until the earlier to occur of (i) the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days and (ii) the date that is four (4) years following the Closing); provided that any such claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from Buyer or a Buyer Indemnitee to Cannabist prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the applicable statute of limitations and such claims shall survive until finally resolved.

(b)           Indemnification.

(i)         From and after the Closing, subject to the terms and conditions in Section 6.1(b)(ii), Cannabist shall indemnify and hold harmless the Buyer, the Buyer’s Representatives and/or the Buyer’s Affiliates (including the Companies) (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred or sustained by, or imposed upon, any of the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(A)          any Antitrust Claim;

(B)        any Indemnified Taxes, including, without limitation, any Losses arising from or directly relating to such Taxes including the non-payment thereof and including, for the avoidance of doubt, any Tax Contest;

(C)          any Transaction Expenses to the extent not accounted for in Final Transaction Expenses;

(D)          any inaccuracies, or any inaccuracies alleged by any third party (other than as a result of any action of Buyer or its Affiliates, including but not limited to failure to make payments strictly in accordance with the Funds Flow or failure to make such payments in a timely manner), in the Funds Flow; and/or

(E)          any Excluded Liabilities, including, without limitation, any Seller Income Tax Liabilities, and including with respect to any claims that Buyer, Buyer’s Affiliates or any Company are liable for any Excluded Liabilities on the basis that Buyer, Buyer’s Affiliates or any Company is a transferee, nominee, alter-ego, successor or otherwise.

(ii)      The indemnification provided for in Section 6.1(b) shall be subject to the following limitations and additional provisions:

(A)        as its exclusive remedy for any indemnification of Losses under Section 6.1(b)(i), Buyer shall satisfy such Losses by setting off, withholding and deducting the amount of any such Losses against amounts owed by Buyer under the Promissory Note (applied in accordance with Section 2 of the Promissory Note);

(B)         solely with respect to the indemnification obligations under Section 6.1(b)(i), none of Cannabist, any Member, any of their respective Affiliates, or any director, officer, employee, security holder, representative, agent, successor or assign of any of the foregoing shall be liable to a Buyer Indemnitee for any (a) punitive or exemplary damages, and (b) consequential, special and indirect damages, except, in each case, to the extent that any such damages or losses are required to be paid to a third party pursuant to a Third Party Claim;

(C)      solely with respect to the indemnification obligations under Section 6.1(b)(i)(A), such indemnification obligations shall be limited to third-party Losses and Third Party Claims and shall not include any Direct Claims;

(D)        the fact that a Buyer Indemnitee conducted a due diligence investigation or had knowledge of a breach or inaccuracy of a representation or warranty, or the nonperformance or breach of a covenant or agreement, shall not be a defense to Cannabist’s obligations under this Section 6.1; and

(E)          the amount of any Losses for which indemnification is provided under this Section 6.1(b) shall be net of any amounts actually recovered by any Buyer Indemnitee under other sources of indemnification, insurance policies or otherwise with respect to such Losses (net of reasonable costs and expenses incurred in connection with such recovery), provided for the avoidance of doubt that no Buyer Indemnitee shall have any obligation to pursue the recovery of any such Losses from any such other Person;

(F)         no Buyer Indemnitee shall be entitled to double recovery for the same Losses; in calculating amounts payable to a Buyer Indemnitee hereunder, the amount of any indemnified Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss being subject to more than one provision providing for indemnification or recovery hereunder, including recovery pursuant to Section 2.4. For the avoidance of doubt, any amounts taken into account in the calculation of Final Closing Cash Payment pursuant to Section 2.4 shall not also be subject to recovery as indemnified Losses pursuant to this Section 6.1(b); and

(G)       all indemnification payments made pursuant to this Section 6.1(b) will be treated by the Parties as adjustments to the Purchase Price, including for Tax purposes, except to the extent otherwise required by Law.

(c)           Indemnification Procedures.

(i)          Third Party Claims. If any Buyer Indemnitee receives notice of the assertion or commencement of any Proceeding or potential Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Buyer Indemnitee with respect to which Cannabist is obligated to provide indemnification under this Agreement, written notice shall promptly be given by Buyer (but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim) to Cannabist. The failure to give such prompt written notice shall not, however, relieve Cannabist of its indemnification obligations, except and only to the extent that Cannabist forfeits rights or defenses by reason of such failure or is otherwise adversely impacted thereby or the applicable survival period has expired. Such notice by the Buyer Indemnitee shall describe, in reasonable detail, the facts and circumstances of the Third Party Claim and the basis upon which indemnification is sought, and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Buyer Indemnitee. Buyer shall have the right to defend any Third Party Claim at Cannabist’s expense (which shall be deemed an indemnified Loss that gets offset under Section 6.1(b)(ii)(A)) and by Buyer’s own counsel, and Cannabist shall cooperate in good faith in such defense, and Buyer shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Buyer Indemnitee. Cannabist, at its option and sole cost and expense, shall have the right to participate in the defense of any Third Party Claim for which Buyer has assumed the defense with counsel selected by it subject to Buyer’s right to control the defense thereof. The Buyer may, in its sole discretion, pay, compromise, settle and defend such Third Party Claim and, subject to Section 6.1(b)(ii), seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Cannabist shall, and shall cause its Affiliates and representatives to, cooperate with Buyer and Buyer Indemnitees in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to Buyer, management and employees of Cannabist and its Affiliates as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(ii)         Direct Claims. Any claim by a Buyer Indemnitee on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Buyer Indemnitee giving Cannabist reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Buyer Indemnitee becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Cannabist of its indemnification obligations, except and only to the extent that the Cannabist forfeits rights or defenses by reason of such failure or is otherwise materially and adversely impacted thereby or the applicable survival period has expired. Such notice by the Buyer Indemnitee shall describe, in reasonable detail, the facts and circumstances of the Direct Claim and the basis upon which indemnification is sought and shall indicate the estimated amount, if reasonably ascertainable, of the Loss that has been or may be sustained by the Buyer Indemnitee. Cannabist shall have ten (10) Business Days after its receipt of such notice to respond in writing to such Direct Claim. The Buyer Indemnitee shall allow Cannabist and its professional advisors to reasonably investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer Indemnitee shall reasonably assist Cannabist’s investigation by giving such information and assistance as Cannabist or any of its professional advisors may reasonably request. If Cannabist does not so respond within such ten (10) Business Day period, it shall be deemed to have accepted such claim.

(iii)       Set-Off.  Buyer shall have the right to set-off, deduct and withhold the amount of (i) any Losses relating to Fraud by any Company Group Member (provided in the case of the Companies, such Fraud shall have taken place at or prior to the Closing), and (ii) any indemnified Losses for which it is entitled to indemnification under Section 6.1(b)(i) against any amounts owed by Buyer under the Promissory Note (applied first to accrued and unpaid interest and then to outstanding principal in accordance with Section 2 of the Promissory Note).  In the event that any Fraud claim, Third Party Claim or Direct Claim has been noticed to Cannabist and is pending, then notwithstanding anything to the contrary in this Agreement or the Promissory Note, (i) Buyer may hold back and delay the payment under the Note (applied first to accrued and unpaid interest and then to outstanding principal in accordance with Section 2 of the Promissory Note) of an amount equal to the Buyer’s reasonable and good faith estimate of the maximum amount of Losses it may incur in connection with such Fraud claim, Third Party Claim(s) and/or Direct Claim(s), as set forth in the notice provided to Cannabist pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii) or in connection with a Fraud claim, as applicable, until the final resolution of such Fraud claim, Third Party Claim or Direct Claim (each and collectively a “Holdback Amount”), and (ii) interest shall not be payable on any such Holdback Amount during the period Buyer is entitled to hold back and delay payment in accordance with the terms hereof; provided that in the event such Holdback Amount exceeds the amount finally determined to be owed in connection with a Fraud claim, Third Party Claim and/or Direct Claim, as applicable, (such excess amount, the “Excess Holdback Amount”), then Buyer shall pay any such Excess Holdback Amount plus accrued interest on such Excess Holdback Amount from the date such Excess Holdback Amount was withheld, in each case that is due and owing under the Promissory Note, within ten (10) Business Days of final resolution of the applicable Fraud claim, Third Party Claim or Direct Claim and determination of the Excess Holdback Amount.  Upon final resolution of a Fraud claim, Third Party Claim or Direct Claim, as applicable, Buyer may set-off, deduct and withhold the Holdback Amount against the amounts determined to be owed to Buyer and such Holdback Amount (and any interest that would have otherwise accrued thereon).  For the avoidance of doubt, except with respect to a Holdback Amount and any amounts set-off in accordance with this Section 6.1(c)(iii) and the Promissory Note, Buyer shall continue to pay any other amounts due and owing under the Promissory Note in accordance with the Promissory Note.

(iv)       Without in any way limiting the rights of the Buyer Indemnitees to bring or pursue claims pursuant to any buy-side representations and warranties insurance policies, except with respect to (a) claims in respect of any Loss arising out of or resulting from Fraud by a Party, (b) specific performance or other equitable relief with respect to covenants to be performed after the Closing, and (c) claims for adjustments and disputes pursuant to Section 2.4, Buyer acknowledges and agrees that the remedies provided for in this Section 6.1(b) (subject to the limitations set forth herein) shall be the Buyer Indemnitees’ sole and exclusive remedy, from and after the Closing, against Cannabist, the Members, their respective Affiliates and/or any director, officer, manager, security holder, employee, agent, representative, successor or assign of any of the foregoing with respect to any breach of any representation or warranty in this Agreement or any certificate delivered pursuant to this Agreement.

Section 6.2            Certain Tax Matters.

(a)           The Parties agree as follows:

(i)          Following the Closing, except as required by applicable Law or with the prior written consent of the Members (not to be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not allow any of its Affiliates (including the Companies) to (A) amend any Tax Return of or with respect to the Companies for a Pre-Closing Tax Period, (B) file for, or otherwise request from any Governmental Entity, any administrative ruling (including a private letter ruling or change of method of accounting) regarding the Taxes or Tax Returns of or with respect to the Companies for a Pre-Closing Tax Period, (C) make, change or rescind any Tax election with respect to the Company for any Pre-Closing Tax Period, (D) have the Companies self-assess a Tax for a Pre-Closing Tax Period, in each case, if any action set forth in clauses (A) through (D) could result in (1) the Companies incurring any Tax for a Pre-Closing Tax Period, (2) any increased Tax liability with respect to any Pre-Closing Tax Period, or (3) any increased Tax liability of the Members (or any of their Affiliates) with respect to the Companies. Following the Closing, Buyer shall not, and shall not allow any of its Affiliates (including any of the Companies) to agree to extend, waive, or toll any statute of limitations with respect to the assessment or collection of any Tax of or with respect to the Companies for any Pre-Closing Tax Period (without the prior written consent of Cannabist, which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)         Except with respect to a Straddle Period, the Members shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns of or with respect to the Companies for any Pre-Closing Tax Periods, other than such Tax Returns of or with respect to the Companies for Straddle Periods as set forth in Section 6.2(a)(iii), that are that are first required to be filed (including all applicable extensions) after the Closing Date (the “Member Prepared Returns”). All Member Prepared Returns shall be prepared in accordance with existing procedures and practices of the Companies, unless otherwise required by applicable Law. The Members shall provide copies of any Member Prepared Return that relates solely to the Companies or could reasonably be expected to result in a material income Tax effect on the Companies (in such case, as reasonably redacted with respect to information not relevant to the income Tax attributes of the Companies) to Buyer at least 30 days prior to the due date (including extensions) of the Tax Return for Buyer’s review and comment. The Members shall consider in good faith any reasonable comments made by Buyer in good faith in the final Tax Return prior to filing.

(iii)       Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns exclusively of, or that relate solely to the Companies, for any Pre-Closing Tax Period including any Tax Returns for any Straddle Periods, that are first required to be filed (including all applicable extensions) after the Closing Date. All such Tax Returns shall be prepared on a basis consistent with existing procedures and practices of the Companies, unless otherwise required by applicable Law. Buyer shall provide copies of any such Tax Returns to the Members for the Members’ review and comment (only to the extent relating to a Pre-Closing Tax Period) at least 30 days prior to the due date (including extensions) of such Tax Return. Buyer shall incorporate any reasonable comments relating to a Pre-Closing Tax Period made by the Members in the final Tax Return prior to filing.

(iv)       The Parties agree that to the extent applicable and permissible under applicable Laws, each of the Companies shall elect to have its Tax year end as of the end of the Closing Date.

(b)          The Members, Cannabist, Buyer and the Companies each shall (i) assist in the preparation and timely filing of any Tax Return of the Companies relating to a Pre-Closing Tax Period pursuant to this Section 6.2; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Companies relating to a Pre-Closing Tax Period addressed by this Section 6.2; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Companies with respect to any Pre-Closing Tax Period; and (iv) provide any information in their possession and control necessary or reasonably requested to allow Buyer or the Companies to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the Transactions contemplated by this Agreement or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Members be required to provide Buyer (or any of Buyer’s Affiliates, including the Companies) with any consolidated, combined, unitary or similar group Tax Return (or related work papers or other related information) that includes the Members and/or any of their respective Affiliates, unless such Tax Return (or related work papers or other related information) is redacted, at the Member’s discretion, as necessary to limit each such Tax Return, work paper or information to information solely related to the Companies.

(c)          For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on or prior to the Closing Date) the Parties agree as follows:

(i)         in the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii)        In the case of all Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Companies filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(d)         Notwithstanding anything to the contrary contained in this Agreement, in the event that any Governmental Entity issues to Buyer or the Companies (i) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes or Tax Returns of or with respect to  the Companies, in each case for any Pre-Closing Tax Period or (ii) a written notice of deficiency for Taxes of or with respect to the Companies for any Pre-Closing Tax Period, Buyer shall notify Cannabist of its receipt of such communication from the Governmental Entity within 30 days of receipt thereof. To the extent solely related to a Pre-Closing Tax Period, Cannabist, at its sole cost and expense, shall have the right (but not the duty) to control any audit or other Proceeding in respect of any such Tax Return or Taxes of or with respect to the Companies (each, a “Tax Contest”); provided, however, that (A) Buyer, at Buyer’s sole cost and expense, shall have the right to participate in any such Tax Contest; (B) Cannabist shall not settle or otherwise resolve any such Tax Contest without the prior written consent of Buyer (which  consent shall not be unreasonably withheld, delayed or conditioned); (C) Cannabist and the  Members shall be solely liable for any amounts owed in connection with any such Tax Contest. In the case of any such Tax Contest relating to a Pre-Closing Tax Period that the Members have the right to control but do not elect to control pursuant to this Section 6.2(d), Buyer shall control the defense (at Cannabist’s sole cost and expense); provided, however, that Cannabist shall have the right, at its own costs and expense, to participate in any such Tax Contest and Buyer shall not settle or otherwise resolve any such Tax Contest without the prior written consent of Cannabist (which consent shall not be unreasonably withheld, delayed or conditioned).

(e)          Buyer and the Members intend for the purchase of the Equity contemplated by this Agreement to be treated for U.S. federal, state and local income Tax purposes as the Members being treated as having sold, and Buyer being treated as having acquired, all of the assets of the Companies in exchange for the Purchase Price (as adjusted pursuant to the terms of this Agreement) and any other amounts treated as consideration for U.S. federal, state and local income Tax purposes. The Purchase Price (including adjustments thereto) shall be allocated by Buyer and the Members among the assets of the Companies in accordance with Section 1060 of the Code. A statement setting forth such allocation shall be agreed upon by the Members to Buyer prior to the Closing and shall be updated as required under Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Asset Purchase Price Allocation”). The Parties shall report, act and file all Tax Returns (including IRS Form 8594) in all respects and for all purposes consistent with the Asset Purchase Price Allocation and this Section 6.2(e), and no Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Asset Purchase Price Allocation Schedule or this Section 6.2(e) unless required to do so by applicable Law.

(f)           With respect to any dispute, controversy or claim relating to the Asset Purchase Price Allocation between Buyer and Members or the Companies (prior to the Closing), or between Buyer and Members (following the Closing), Buyer and Members or the Companies, as applicable, shall cooperate in good faith to resolve such dispute, controversy or claim between them for a period of thirty (30) days from the date written notice of such dispute, controversy or claim is received by Buyer or Members, as the case may be (the “Dispute Period”); but if the applicable Parties are unable to resolve such dispute, controversy or claim within the Dispute Period, the Parties shall as soon as reasonably practicable after the Dispute Period submit the dispute, controversy or claim for resolution, which resolution shall be final, conclusive and binding on the Parties, to a mutually agreed upon national accounting firm or a mutually agreed upon tax lawyer who is a partner in a law firm, that, in each case, is: (a) familiar with transactions or operations of the sort at issue; and (b) independent with respect to each Party (such accounting firm or such tax lawyer, the “Tax Arbitrator”). Buyer and Members shall instruct the Tax Arbitrator to promptly, but no later than thirty (30) days after such Tax Arbitrator accepts its appointment and enters into a customary engagement letter with the Buyer and Members, to deliver its written resolution to Buyer and Members. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Tax Arbitrator relating to any dispute as to the amount of Taxes owed shall be paid by Buyer, on the one hand, and Cannabist and Members, on the other hand, in proportion to each Party’s respective liability for the portion of the Taxes in dispute, as determined by the Tax Arbitrator; provided that the liability of Buyer for the portion of the Taxes in dispute shall be deemed to include, for purposes of this calculation, any reduction in Member’s liability relative to the amount in dispute.

(g)          All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Equity or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”), and all reasonable out-of-pocket costs and expenses for the preparation and filing of Tax Returns relating to Transfer Taxes, shall be borne by the Buyer. The Parties shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law. All Tax Returns relating to Transfer Taxes shall be prepared and timely filed by the party responsible for such filing under applicable Law.

(h)          Buyer shall, or shall the cause the Companies to, promptly remit to the Members, or Cannabist on behalf of the Members, any cash refund of Taxes of the Companies actually received (and shall not credit or offset any overpayment in respect of any Pre-Closing Tax Period against Taxes in lieu of such refund) with respect to Taxes that are, and only to the extent that they are, attributable or allocable to any Pre-Closing Tax Period of the Companies (net of any reasonable costs to obtain such refund); provided for the avoidance of doubt that neither the Buyer nor the Companies shall have any obligation to seek or pursue any such cash refunds.

(i)           The Members, Cannabist and Buyer hereto agree that any deduction, credit or other Tax asset or benefit arising from any and all payments of Transaction Expenses, Indebtedness and any other expense or liability taken into account for the calculation of Final Working Capital shall be allocated or otherwise apportioned to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law. Without limiting the foregoing, the Parties agree that, as applicable and to the extent necessary to give effect to the intent of this Section 6.2(i), seventy percent (70%) of any “success-based fees” shall be treated as deductible in accordance with Revenue Procedure 2011-29, 2011-18 I.R.B. 746, and that the related safe harbor election shall be made accordingly.

(j)           The obligations of the Members and Cannabist set forth in this Section 6.2 with respect to Taxes shall survive until the date that is the earlier of thirty (30) days following the expiration of the applicable statute of limitations and the Wind-Up Date.

(k)          Nothing in this Section 6.2 shall be construed to extend or shorten the applicable indemnification period beyond or from the survival period described in Section 6.1 or extend or shorten or otherwise expand or lessen any limitations (including, for the avoidance of doubt, Buyer’s exclusive remedy described in Section 6.1(b)(ii)(A)) agreed to by the Parties with respect to Indemnified Taxes, Excluded Liabilities and Seller Income Tax Liabilities provided herein.

Section 6.3           Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation, documentation and execution of the Transaction Agreements, the performance of such Party’s obligations hereunder and the consummation of the Transactions.

Section 6.4           Further Assurance and Post-Closing Actions. From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and other documents or instruments reasonably requested by the other Party, and shall take such reasonable actions as may be necessary or appropriate to make effective the Transactions as may be reasonably requested by the other Party.  Prior to, at, and/or promptly following the Closing, Cannabist shall, and shall cause its Affiliates to, use commercially reasonable efforts to transfer to the Companies and/or Buyer, in each case only to the extent specifically relating to the Companies and/or its Business, any emails, operational files, employee files, payroll history, documents under any Antitrust Claim litigation hold, and any other documents, materials, and/or data necessary for the Companies to continue to operate the Business in the Ordinary Course of Business.

Section 6.5          Permit Transfers; Reasonable Efforts. The Companies, Members and Cannabist shall bear the sole responsibility for the transfer, modification, or issuance of all applicable Permits (including Permits under Environmental Laws) required to operate the business, and shall make all related filings and submissions, in each case, for consummation of the Transactions and to allow Buyer or an Affiliate of Buyer (if Buyer identifies such an Affiliate) to own and operate the business and any assets. The Buyer shall use reasonable best efforts, at the Buyer’s cost and expense, to cooperate with and assist the Companies in obtaining and maintaining such Permits; provided, however, nothing in this Section 6.5 shall require any Party or its Affiliates to pay money to, commence or participate in any action with respect to, or offer or grant any accommodation (financial or otherwise) to, any third party following the Closing.

Section 6.6           License to Member Retained Names. As between the Companies and the Members, all right, title and interest in the Member Retained Names are owned by the Members. For a period not to exceed one (1) year following the Closing (the “License Term”), the Members hereby grant a limited, non-exclusive, non-transferable, fully paid up, irrevocable license to the Companies for continued use of the Member Retained Names to allow the Companies to continue to use the Member Retained Names solely to the extent and in substantially the same manner that such Member Retained Names are used in connection with the Companies’ business immediately prior to the Closing in the State of Ohio, including for the avoidance of doubt with respect to names and branding of the Companies’ retail stores and the names and branding of the Companies’ products; provided, that the Companies shall use commercially reasonable efforts to cease all uses of the Member Retained Names as promptly as reasonably practicable during such period. The Companies acknowledge that all or a subset of the Member Retained Names may subsequently be acquired by a third party purchaser during the License Term; provided that such acquisition shall not in any way impact the Companies’ right to use the Member Retained Names in accordance with this Section 6.6 during the License Term. Following the end of the License Term, Buyer shall not make any use of any of the Member Retained Names, and in furtherance thereof, shall revise all advertising materials and other information or other materials, including any internet websites or other electronic communication vehicles and change all signage and stationery, in each case, to remove all use of any Member Retained Names and to otherwise discontinue all use of any Member Retained Name; provided, however, that nothing in this Section 6.6 shall prohibit Buyer from using any of the Member Retained Names in a text-only form in connection with historical, tax, employment or similar references to the Companies, for purposes of prospectus and similar disclosures as are necessary and appropriate to describe the historical relationship of Buyer and the Members, Cannabist, and their Affiliates, or as otherwise required to comply with applicable Law. Buyer shall not contest the validity, enforceability or ownership of any of the Member Retained Names.

Section 6.7            Restrictive Covenants.

(a)          Non-Solicitation; Non-Competition. Cannabist and the Members covenant that during the period commencing on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date (the “Restricted Period”), Cannabist and each Member shall not, directly or indirectly (e.g., through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, agent, independent contractor, consultant or employee of any Person), (i) induce or attempt to induce any employee or independent contractor of any Company who is employed or engaged by any Company, or who provides services to any Company, as of the Closing to leave the employ of the Buyer Group, or in any way interfere with the relationship between the Buyer Group and any such employee or independent contractor thereof; (ii) hire any employee or independent contractor that is or was, as of the Closing Date, employed or engaged by any Company, or who provided services to any Company; (iii) solicit or induce or attempt to solicit or induce any Business Relation to cease or refrain from doing business with, or otherwise modify adversely the business done with, any member of the Buyer Group; (iv) knowingly interfere with the relationship (or prospective relationship) between any Business Relation and the Buyer Group; or (v) knowingly provide assistance, financing, investment, services or support (including as a consultant, advisor, manager or lender) to any Person that engages in Competitive Activities in Ohio. Notwithstanding the foregoing, this Section 6.6 shall not prevent Cannabist or the Members from contact with any Person seeking employment or hire on their own initiative or through a general solicitation for employment or engagement that is available to the general public (through a newspaper, internet or other similar means) and that is not targeted in any way at the Buyer Group’s employees or service providers.

(b)        Definitions. For purposes of this Agreement, (i) “Business Relation”  means the current or known suppliers, distributors, customers, contractors, licensors, licensees, agents or other business relations related to the Companies acquired by the Buyer Group pursuant to this Agreement, in each case, as of the Closing; and (ii) “Competitive Activities” means directly or indirectly owning, financing, operating, advising, consulting, managing or controlling any Person that is primarily engaged in the cultivation, manufacture, distribution, processing, marketing or retail sale of cannabis within the State of Ohio; provided, that Competitive Activities shall not include (A) passive investments of less than two percent (2%) of any class of securities of a Person listed on a national securities exchange, (B) activities undertaken outside the State of Ohio, or (C) to the extent the Parties enter into a TSA, activities undertaken pursuant to such TSA.

(c)        Non-Disparagement. Each Party covenants that it shall not (and shall direct its directors, officers, managers and senior management personnel not to), directly or indirectly (e.g., through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, agent, independent contractor or employee of any Person), make any derogatory, defamatory or disparaging statement or communication regarding, or would otherwise reasonably be expected to be harmful to the reputation of, the other Parties or any of their respective products, services, policies, practices, operations, employees, officers, members, managers, partners, directors or Affiliates.

(d)          Remedies. The Members and Cannabist acknowledge and agree that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.6 and that, in such event, Buyer, the Companies, and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations or threatened violations of the provisions of this Section 6.6 (including the extension of the Restricted Period by a period equal to the length of the court Proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm. In the event of an alleged or threatened breach or violation by Cannabist or the Members of any of the provisions of this Section 6.6, the Restricted Period will be tolled for Cannabist or such Member until such alleged or threatened breach or violation is resolved.

(e)          Acknowledgment. Cannabist and the Members acknowledge and agree that (i)  during the Restricted Period, the Buyer Group would be irreparably damaged if Cannabist or the Members were to engage in any business competing with the businesses of the Buyer Group in Ohio during the Restricted Period and that any such competition by Cannabist or the Members would result in a significant loss of goodwill by Buyer in respect of the Companies for which money damages would be an insufficient remedy, (ii) the value of the Companies’ trade secrets and other Confidential Information arises from the fact that such information is not generally known in the marketplace, (iii) the Companies’ trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) Cannabist and the Members has and will have such sufficient knowledge of the Companies’ trade secrets and other Confidential Information that, if Cannabist or the Members were to compete with the Company during the Restricted Period, they would cause irreparable harm to the Buyer Group, (v) the covenants and agreements set forth in this Section 6.6 are an additional consideration of the agreements and covenants of Buyer hereunder and were a material inducement to Buyer to enter into this Agreement and to perform their obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Cannabist or the Members breached the provisions set forth in this Section 6.6, (vi) the restrictions contained in this Section 6.6 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and the value of, the Equity and the Companies (including, the goodwill inherent therein) and (vii) Cannabist and the Members are primarily responsible for the creation of such value.

(f)           Enforcement. If, at the time of enforcement of any of the provisions of this Section 6.6, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by Law. For the avoidance of doubt, the Buyer Group shall include the Companies for purposes of this Section 6.6.

Section 6.8            Release.

(a)          Effective upon the Closing, Cannabist and the Members (on behalf of their respective Affiliates, heirs, successors, assigns and executors) hereby irrevocably and unconditionally waive, release and discharge the Companies and the Buyer (and their respective managers, directors, officers, employees and independent contractors and past, present and future successors and assigns) from any and all Losses, liabilities, obligations claims, demands, actions, causes of action, Proceedings, damages, rights of recovery, rights of contribution, rights of indemnification, rights to advancement, costs and expenses to the Company Group, as applicable, of any kind or nature whatsoever, known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, at law or in equity, in contract, tort or otherwise, whether in such Person’s capacity as a Member hereunder, as an equityholder, director, manager, officer or employee of the Companies or otherwise arising out of, relating to or resulting from any facts, conditions, transactions, events or circumstances occurring, existing or arising at or prior to the Closing, in each case, from or against the Companies, the Equity or any rights or interests therein. Cannabist and the Members shall not seek to recover any amounts in connection therewith or thereunder from Buyer, the Companies and/or any of their Affiliates (and/or any of their successors or assigns); provided, that this Section 6.7(a) shall not affect the rights of Cannabist or the Members under any Transaction Agreement. Cannabist and the Members represent to Buyer that it has not assigned or transferred, or purported to assign or transfer, to any Person, all or any part of, or any interest in, any Proceeding against the Companies, the Buyer and its Affiliates, and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective.

(b)          Effective upon the Closing, Buyer and each of the Companies (on behalf of their respective heirs, successors, assigns and executors) hereby irrevocably and unconditionally waive, release and discharge Cannabist, the Members and their respective Affiliates (and their respective managers, directors, officers, employees and independent contractors and past, present and future successors and assigns) from any and all Losses, liabilities, obligations, claims, demands, actions, causes of action, Proceedings, damages, rights of recovery, rights of contribution, rights of indemnification, rights to advancement, costs and expenses, of any kind or nature whatsoever, known or unknown, asserted or unasserted, suspected or unsuspected, absolute or contingent, at law or in equity, in contract, tort or otherwise, arising out of, relating to or resulting from any facts, conditions, transactions, events or circumstances occurring, existing or arising at or prior to the Closing, only to the extent relating to the Companies and/or their Business. Buyer and the Companies shall not seek to recover any amounts in connection therewith or thereunder from Cannabist, the Members and/or their respective Affiliates (and/or any of their successors or assigns); provided, that notwithstanding anything to the contrary, this Section 6.8(b) shall not in any way affect any of the rights and remedies of Buyer or the Companies under any Transaction Agreement, including for the avoidance of doubt, any indemnification rights under Section 6.1.

Section 6.9         Bulk Transfer Laws: As between the Parties only, and without prejudice to the rights of, or any obligations owing to, any Governmental Entity, the Parties waive compliance with any non‑tax “bulk sales” or “bulk transfer” Laws that may otherwise be applicable to the Transactions. For greater certainty: (a) nothing in this Section 6.9 shall (i) limit, modify or impair Section 2.7 (Excluded Liabilities), Section 6.1 (Indemnification), Section 6.2 (Certain Tax Matters) or Section 7.2(f) (Tax Clearance Certificate), (ii) constitute an assumption by Buyer or any Company of any Excluded Liability, or (iii) waive or limit any defense that Buyer or any Company may have to any claim of successor or transferee liability; (b) Cannabist and the Members shall, at their sole cost and expense, comply with all applicable Tax bulk‑transfer, successor‑liability, trust‑fund, and similar Tax Laws and obtain any required Tax clearance certificates or releases from the applicable Governmental Entities in all jurisdictions where required in connection with the Transactions; and (c) Buyer and the Companies may withhold, set off and/or escrow amounts as required by applicable Law or as reasonably necessary to address any asserted or reasonably anticipated successor‑liability for Taxes, without prejudice to any other rights or remedies under this Agreement.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1           Conditions to Obligations of All Parties. The obligations of each Party to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)        other than with respect to the Federal Cannabis Laws, no Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Order which is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions, or causing any of the Transactions to be rescinded following completion thereof;

(b)          no injunction or restraining order shall have been issued by any Governmental Entity, and in effect, which restrains or prohibits the Transactions;

(c)          the Canadian Court shall have granted the Sale Order and such Sale Order shall be in full force and effect and not subject to any stay; and

(d)          approval(s) from the Ohio Division of Cannabis Control for the Transactions and the transfer of ownership of the Companies (including with respect to the Change of Ownership Applications) and in the Marijuana Permits with respect to the Existing Locations (for the avoidance of doubt, excluding the Additional Location), which approval(s) shall be free of any uncured regulatory violations (the “Ohio Transaction Approval”) have been obtained.

Section 7.2          Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Transactions shall be subject to the fulfillment (or to the extent permitted by applicable Law waiver by Buyer), at or prior to the Closing, of each of the following conditions:

(a)         the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b)          the representations and warranties set forth in Article III (other than the Fundamental Representations) shall be true and correct as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct has not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect;

(c)         the Companies, the Members and Cannabist shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by the Transaction Agreements to be performed or complied with by them prior to or on the Closing Date;

(d)           the Companies shall have delivered (or caused to be delivered) each of the closing deliverables set forth in Section 2.5(b);

(e)          there shall not have occurred a Material Adverse Effect since the date of this Agreement nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect;

(f)          each of the Companies shall have delivered a tax clearance certificate from the State of Ohio as of a recent date prior to the Closing Date; and

(g)          the violations disclosed in item number 5 of Schedule 3.16 of the Disclosure Schedules (i.e., the violations provided for in the Inspection Report) shall have been fully resolved, with any fines or penalties fully paid.

Section 7.3            Conditions to Obligations of the Companies and the Members. The obligations of the Companies, Cannabist, and the Members to consummate the Transactions shall be subject to the fulfillment or (to the extent permitted by applicable Law, waiver by the Companies, Cannabist, and the Members), at or prior to the Closing, of each of the following conditions:

(a)           the representations and warranties set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b)        Buyer shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by the Transaction Agreements to be performed or complied with by it prior to or on the Closing Date; and

(c)           Buyer (or its Affiliates) shall have delivered each of the closing deliverables set forth in Section 2.5(c).

ARTICLE VIII
TERMINATION

Section 8.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of Cannabist and Buyer;

(b)           By Buyer upon written notice to the Members if:

(i)          Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Companies, Cannabist, or the Members pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by the Companies, Cannabist, or the Members within 15 calendar days of the Members’ receipt of written notice of such breach from Buyer;

(ii)        if the Canadian Proceeding is terminated and discharged and converted into a Proceeding under the Bankruptcy and Insolvency Act (Canada) such that a trustee-in-bankruptcy is appointed in respect of Cannabist, the Members and/or the Companies;

(iii)       a receiver, interim receiver, receiver‑manager or similar official is appointed in respect of any Company, Cannabist, any Member or the Equity and such appointment would reasonably be expected to prevent or materially delay the Closing;

(iv)      any Company, any Member or Cannabist commences, or has commenced against it, any voluntary or involuntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq., that would reasonably be expected to prevent or materially delay the Closing; or

(v)         any Law is enacted, or any non-appealable Order is issued by a Governmental Entity which would prevent Buyer from operating all or a substantial portion of the Marijuana Permits.

(c)           By Cannabist upon written notice to Buyer if the Company, Cannabist and the Members are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer, as applicable, within 15 calendar days of Buyer’s receipt of written notice of such breach from the Members; or

(d)           By Buyer, on the one hand, or Cannabist, on the other hand, upon written notice to the other Party if,

(i)          after the date of this Agreement, any Law is enacted, becomes effective or is enforced, or a final, non-appealable Order is issued by a Governmental Entity of competent jurisdiction, that permanently prevents or restrains the Closing; provided, that the right to terminate under this Section 8.1(d)(i) shall not be available to any Party whose breach of this Agreement was a material cause of such Law or Order;

(ii)         the Sale Order is vacated, reversed, stayed or materially modified by final Order of the Canadian Court; or

(iii)        if the Closing shall not have occurred by November 30, 2026 (the “Outside Date”); provided that, if the Closing shall not have occurred on or before the Outside Date due to the failure or a material breach of any representations, warranties or covenants contained in this Agreement by the terminating party , then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(d)(iii).

(e)           For the avoidance of doubt, without limiting any Party’s terminations rights provided for in Section 8.1, no Party shall have the right to terminate this Agreement on the basis that the Chapter 15 Court rejected any relief requested in the Chapter 15 Proceeding.

Section 8.2           Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a)            as set forth in Section 5.2(b), this Section 8.2 and Article IX; and

(b)        that nothing in this Section 8.2 shall relieve any Party from liability for any Fraud, intentional misrepresentation, willful misconduct, or willful breach of any provision of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.1            Amendment and Waiver. No amendment, modification, or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer, Cannabist, and the Members. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by or on behalf of the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.2           Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or (ii) when sent by email with receipt confirmed or (iii) the next Business Day when sent by reputable overnight express courier (charges prepaid) to the addresses indicated below (unless another address is specified in writing):

if to the Companies, Cannabist, or the Members:

c/o The Cannabist Company Holdings Inc.
321 Billerica Road
Chelmsford, MA 01824
Attn: Jonathan Gothorpe
Email: jonathan.gothorpe@cannabistcompany.com

with a copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Mariel E. Cruz; David J. Cohen
Email: Mariel.Cruz@weil.com; DavidJ.Cohen@weil.com

if to the Buyer:

1900 West Park Dr.
Suite 280
Westborough, MA 01581
Attn: Kyle Crossley
Email: legal@holisticindustries.com

with a copy (which will not constitute notice) to:

Feuerstein Kulick LLP
420 Lexington Avenue, Suite 2024
New York, NY 10170
Attention: Bryan Meltzer
E-mail: bryan@dfmklaw.com

Section 9.3         Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (including by operation of Law) by the Companies, Cannabist, or the Members without the prior written consent of Buyer or by Buyer without the prior written consent of Cannabist; provided, that Buyer may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to (a) one or more of their Affiliates, (b) any purchaser of all or substantially all of Buyer, whether by merger, asset purchase, equity purchase or otherwise and (c) any of their financing sources as collateral security. Notwithstanding the foregoing, each of Cannabist and each Member may, without the consent of Buyer, assign, pledge or grant a security interest in, all or any portion of its right to payment of the Purchase Price (as adjusted in accordance with this Agreement and subject to the terms and conditions of this Agreement and the other Transaction Agreements, including any rights of Buyer to set off provided for herein or therein) and any rights hereunder that are ancillary to that right (including any right to enforce payment and to give payment instructions) to any of (i) an escrow agent, trustee, or similar Person, in each case, who has been assigned such rights for the benefit of the Noteholders, (ii) any Noteholder or (iii) any purchaser of all or substantially all of the business of Cannabist; provided that in the case of any assignment of the Promissory Note and/or any rights thereunder, any such assignment shall be subject to Section 11 of the Promissory Note. Upon receipt of written notice of any such assignment from Cannabist or the Members, Buyer shall make such payment in accordance with the most recent payment instructions provided, in writing, by such assignee. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each Party and each Party’s successors and permitted assigns.

Section 9.4          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or provision hereof is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.5           Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. As used herein: (a) the use of the word “including” herein shall mean “including without limitation” (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. (i) References to “days” means calendar days unless Business Days are expressly specified, (ii) references to “written” or “in writing” include in electronic form (including by e-mail transmission or electronic communication by portable document format (.pdf)), (iii) references to “$” mean U.S. dollars, (iv) references to any Person includes such Person’s successors and permitted assigns, and (v) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. This Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.6         Entire Agreement. All Schedules attached hereto or referred to herein and the recitals to this Agreement are each hereby incorporated in and made a part of this Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including the letter of intent with respect to the Transactions).

Section 9.7         Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 9.8          Governing Law; Waiver of Jury Trial. The Law of the state of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice‑of‑law or conflict‑of‑law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the state of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. IN ADDITION, EACH PARTY HEREBY IRREVOCABLY WAIVES ANY DEFENSE BASED ON FEDERAL CANNABIS LAWS, INCLUDING BUT NOT LIMITED TO ANY ARGUMENT THAT THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY ARE VOID OR THAT ANY PROVISION OF THIS AGREEMENT IS UNENFORCEABLE DUE TO PUBLIC POLICY OR BASED ON ILLEGALITY UNDER FEDERAL CANNABIS LAWS. Subject to Section 9.9 below, and except for the dispute resolution provisions set forth in Section 2.4 (Post-Closing Adjustments), the Parties agree to submit any dispute regarding, arising out of, or based upon the Transaction Agreements or the Transactions, including, without limitation, the interpretation, validity, performance, or breach thereof (the “Transaction Dispute”) to the applicable state court having jurisdiction in the State of Delaware and any appellate court from any thereof; provided that, notwithstanding the foregoing or anything else in this Section 9.8 or elsewhere, from the commencement of the Canadian Proceeding until its termination, dismissal, conversion, or the Canadian Court’s order declining to retain jurisdiction, the Parties each hereby expressly attorns and submits to the jurisdiction of, and all Disputes and Proceedings in relation thereto or otherwise between the Parties in respect of any Transaction Agreement or any transaction contemplated thereby each shall be heard by, the Canadian Court. The prevailing Party shall be entitled to recover all costs, expenses, and attorneys’ fees reasonably incurred in the successful prosecution or defense of any claim. By entering into this Agreement, and subject to Section 9.9 below, the Parties knowingly and voluntarily waive their right to submit any dispute to the federal or state courts of any jurisdiction.

Section 9.9            Specific Performance. Except to the extent set forth otherwise in this Agreement, all remedies under this Agreement expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.8), in addition to any other remedy to which such Person may be entitled, at law or in equity.

Section 9.10        No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of any designee, transferee, or assignee pursuant to Section 2.5(c)(i)(B) and Section 9.3).

Section 9.11         Disclosure Schedules and Exhibits. All representations and warranties of  Cannabist, the Members and the Companies in this Agreement are made subject to and modified by the exceptions noted in the schedules delivered by the Companies, Cannabist and Members to Buyer concurrently herewith (the “Schedules” or “Disclosure Schedules”). Except as otherwise provided in the Schedules, all capitalized terms used therein shall have the meanings assigned to them in this Agreement. Any disclosure in any particular Schedule delivered pursuant to this Agreement (including the listing of a document or item in any Schedule or the inclusion of a copy thereof in such Schedule) will be adequate to disclose an exception to all other covenants, agreements, representations or warranties in any other sections of this Agreement so long as the applicability of such disclosure to the other representations and warranties is readily apparent on its face without independent knowledge or investigation by the recipient.

Section 9.12         Excluded Claims. While certain states in the United States have adopted Laws that authorize certain activities with relation to cannabis and marijuana, 21 USC §841(A)(I) of the United States Federal Controlled Substances Act 21 USC §811 (“CSA”) continues to make the manufacture, distribution, or possession with intent to distribute cannabis illegal under United States Federal Law. The United States Federal Government regulates cannabis possession and use through the CSA, which as of the date of this Agreement, classifies marijuana as a Schedule I controlled substance. United States Federal Law prohibits physicians from dispensing a Schedule I controlled substance, including marijuana, by prescription. The CSA makes it a crime, amongst other things, to possess and use marijuana even for medical reasons. The United States Supreme Court recognized the authority of the United States Federal Government to prohibit marijuana for all purposes even medical ones, despite valid state Laws authorizing the medical use of marijuana. Therefore, even though these certain states authorize the cultivation, distribution, and sale of medical marijuana, this in no way impairs the ability of the United States Federal Government to seek civil and criminal sanctions against any individual or entity that, in any manner contemplated by the CSA, participates in a state legalized marijuana business. Any asserted claim or demand, arising specifically related to any United States Federal Law relating specifically and only to marijuana in any fashion, whether by cultivation, production, distribution, sale or otherwise, by any Person, whether based on contract, tort, implied or express warranty, strict liability criminal or civil statute, ordinance or regulation, common Law or otherwise, relating to or arising out of any of the foregoing matters or issues, including without limitation any enforcement of United States Federal Laws or statutes (and any related administrative rules or regulations), whether now or hereinafter existing, to the extent not consistent with applicable state Laws, is referred herein as an “Excluded Federal Claim” provided that an Excluded Federal Claim shall not include a claim of a violation of United States Federal Law to the extent such claim is also a violation of Ohio Cannabis Laws. The foregoing means that each of the Parties could be subject to civil forfeiture of assets or could face criminal penalties. Additionally, the foregoing means that all of the representations and warranties made herein with respect to compliance with any Law are specifically qualified and limited by the fundamental nature of the Parties’ business which is not in compliance with Federal Cannabis Laws and, for the avoidance of doubt, no Proceeding may be brought by any Party arising in connection with an Excluded Federal Claim.

Section 9.13          Waiver. At any time before the Closing, either the Members or Buyer may, by written instrument duly executed by the waiving Party, (a) extend the time for the performance of any obligation or other acts of the other Party, (b) waive any breaches or inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any covenant, agreement or condition contained in this Agreement, but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.14       Provision Respecting Legal Representation. Each Party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Weil, Gotshal & Manges LLP may serve as counsel to the Members, on the one hand, and the Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of the Transaction Agreements and the consummation of the Transactions, provided that in the case of the Companies, such engagement shall automatically terminate at the Closing, and that, following the Closing, Weil, Gotshal & Manges LLP may serve as counsel to any Member or any Affiliate or representative of any Member, in connection with any litigation, claim or obligation arising out of or relating to the Transactions and the Transaction Agreements notwithstanding such prior representation of the Companies and each Party consents thereto and waives any conflict of interest arising therefrom, and each Party shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation.

Section 9.15          Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that, other than in the case of potential willfully and knowingly committed fraud with the specific intent to deceive and mislead (such potential claims to be reasonably determined upon the advice of counsel), all attorney-client privileged communications between any Member, any Company and their respective current or former Affiliates or representatives and their counsel, including Weil, Gotshal & Manges LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under any Transaction Agreement or any Transaction Dispute shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its former or current Affiliates or representatives nor any Person purporting to act on behalf of or through Buyer or any of its current or former Affiliates or representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Company or the Business or on any other grounds.

*   *   *   *   *

Each of the undersigned has caused this Equity Purchase Agreement to be duly executed as of the date first above written.

CANNABIST:

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Hart
Name: David Hart
Title: Chief Executive Officer

MEMBERS:

COLUMBIA CARE LLC

By:	/s/ David Hart
Name: David Hart
Title: Chief Executive Officer

GREEN LEAF MEDICAL OF OHIO III, LLC

By:	/s/ David Hart
Name: David Hart
Title: President

COMPANY:

COLUMBIA CARE OH LLC

By:	/s/ David Hart
Name: David Hart
Title: President

CORSA VERDE LLC

By:	/s/ David Hart

Name: David Hart
Title: President

[Signature Page to Equity Purchase Agreement]

CANNASCEND ALTERNATIVE, LLC

By:	/s/ David Hart
Name: David Hart
Title: President

CANNASCEND ALTERNATIVE LOGAN, L.L.C.

By:	/s/ David Hart
Name: David Hart
Title: President

CC OH REALTY LLC

By:	/s/ David Hart
Name: David Hart
Title: Authorized Signatory

GREEN LEAF MEDICAL OF OHIO II, LLC

By:	/s/ David Hart
Name: David Hart
Title: President

[Signature Page to Equity Purchase Agreement]

BUYER:

HOLISTIC INDUSTRIES INC.

By:	/s/ David Leider
Name: David Leider
Title: President

[Signature Page to Equity Purchase Agreement]